EXHIBIT 2.1

CONFORMED COPY

AGREEMENT AND PLAN OF MERGER

by and among

WALKER PARENT, INC.,

WALKER MERGER SUB, INC.,

and

BOJANGLES’, INC.

Dated as of November 5, 2018

i

ii

Annex A         Form of Voting Agreement

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2018 (this “Agreement”), by and among Walker Parent, Inc., a Delaware corporation (“Parent”), Walker Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Bojangles’, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and collectively with the other transactions contemplated by this Agreement, the “Transactions”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) recommended the approval of the adoption of this Agreement by the stockholders of the Company and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions contemplated hereby, including the Merger, (iii) approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) recommended the approval of the adoption of this Agreement by the sole stockholder of Merger Sub and (v) directed that this Agreement be submitted to a vote by Merger Sub’s stockholder;

WHEREAS, the Board of Directors of Parent has (A) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders, (B) declared it advisable to enter into this Agreement, and (C) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions;

WHEREAS, upon consummation of the Merger, each share of common stock, $0.01 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares (each as hereafter defined), will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as part of the consideration for Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent has entered into a voting agreement with the Key Stockholder, substantially in the form attached hereto as Annex A (together with the schedules and exhibits attached thereto, the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, on the third (3rd) Business Day after the later to be satisfied of the condition set forth in Section 7.01(a) or Section 7.01(c) (subject to the satisfaction or, to the extent permitted, waiver of the other conditions to Closing set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted, waiver), or (b) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing; provided, that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VII (except for any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing or waiver by the party entitled to waive such conditions), the Closing shall occur on the date that is the earlier to occur of (x) a date during the Marketing Period to be specified by Parent on no less than two (2) Business Days prior written notice to the Company, and (y) the third (3rd) Business Day following the final day of the Marketing Period (in each case, subject to the satisfaction or waiver of the conditions set forth in Article VII on such date (except for any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing or waiver by the party entitled to waive such conditions)); provided, further, that if the date on which the Closing is required to occur under this Section 1.02 is any day other than Monday, then the Closing shall take place on the first Monday that is a Business Day following such date and provided still further, that in no event shall such Closing occur earlier than January 7, 2019. The date on which the Closing occurs shall be referred to as the “Closing Date.” For the avoidance of doubt, for accounting purposes, the Closing shall be deemed to have occurred at 12:01 a.m., New York time, on the Closing Date.

SECTION 1.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

SECTION 1.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”), and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities, and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities, and duties of the Surviving Company.

SECTION 1.05 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company as in effect as of immediately prior to the Effective Time (the “Company Charter”) and the Amended and Restated Bylaws of the Company as in effect as of immediately prior to the Effective Time (the “Company Bylaws”) shall be the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, and shall be the certificate of incorporation and bylaws of the Surviving Company until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 6.04).

SECTION 1.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.

SECTION 1.07 Subsequent Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF SHARES

SECTION 2.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, or any other Person:

(a) Conversion of Shares. Each share of Company Common Stock (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and any Dissenting Shares, shall be converted automatically into the right to receive $16.10 in cash, without interest (the “Merger Consideration”) and, upon conversion thereof in accordance with this Section 2.01(a), shall automatically be cancelled and shall cease to exist. The Merger Consideration is payable in accordance with Section 2.02(b).

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Shares of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company and shall constitute the only outstanding shares of capital stock of the Surviving Company immediately following the Effective Time.

SECTION 2.02 Exchange of Shares.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company approved (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. At or prior to the Closing, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two (2) Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Paying Agent), and (ii) instructions for use in effecting the surrender of the certificates evidencing such Shares (each, a “Certificate” and, collectively, the “Certificates”) or the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (and such other documents as may customarily be required by the Paying Agent), the holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to Section 2.01(a), and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II. Notwithstanding anything to the contrary in this Section 2.02, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Company shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Merger Consideration for each Book-Entry Share.

(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Shares twelve (12) months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and (ii) if required by the Surviving Company, an indemnity bond in form and substance and with surety reasonably satisfactory to the Surviving Company, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

(f) Withholding Rights. Each of the Paying Agent, the Surviving Company and Parent (and any Affiliate thereof or any other withholding agent) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Company Stock Options or Restricted Stock Units, such amounts as is required to deduct and withhold with respect to such payment under all applicable federal, state or local Tax laws and pay such withholding amount over to the appropriate Governmental Authority. To the extent that such amounts are so properly withheld and timely paid over to the appropriate Governmental Authority by the Paying Agent, the Surviving Company or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, or Restricted Stock Units in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Company or Parent, as the case may be.

SECTION 2.03 Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options and Restricted Stock Units.

(a) At the Effective Time, (i) each outstanding option (each, a “Company Stock Option”) to purchase Shares granted under the Company Stock Plan or otherwise that is outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable, and shall be cancelled as of the Effective Time and converted into the right to receive, if applicable, the payment pursuant to Section 2.04(b), and (ii) each restricted stock unit (each, a “Restricted Stock Unit”) that is granted under the Company Stock Plan or otherwise and outstanding as of immediately prior to the Effective Time shall become fully vested as of the Effective Time and shall be cancelled as of the Effective Time and converted into the right to receive the payment pursuant to Section 2.04(c).

(b) Each Company Stock Option that is outstanding and unexercised as of the Effective Time shall be cancelled as of the Effective Time, and each holder of a Company Stock Option that has an exercise price per Share that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) have the right to receive immediately after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), in exchange for the cancellation of such Company Stock Option, an amount in cash, without interest, equal to the product of (i) the amount by which the Merger Consideration exceeds the applicable exercise price per Share of such Company Stock Option, and (ii) the aggregate number of Shares issuable upon exercise of such Company Stock Option. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.02(f). Each Company Stock Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time without payment of any consideration and shall have no further force or effect.

(c) Each Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time and vests in accordance with Section 2.04(a) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five (5) calendar days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Restricted Stock Unit. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.02(f).

(d) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.

(e) Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall provide any notice required under the Company Stock Plan, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards and take all other actions required to give effect to the transactions contemplated in this Section 2.04, so long as such actions do not create any liabilities or obligations not currently existing under the current Company Stock Plan or otherwise created pursuant to this Section 2.04. The Company shall provide Parent with copies of, and a reasonable opportunity to review and consult on all resolutions and other written actions as may be required to give effect to the provisions of this Section 2.04.

SECTION 2.05 Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.06 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, effectively withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender of such Shares in the manner provided in Section 2.02.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to control all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, settle, compromise, or offer to settle or compromise any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), or (b) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document, in each case, and publicly available at least one (1) Business Day prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer, and any other disclosures contained or referenced therein of information, factors or risks to the extent they are predictive, cautionary or forward-looking in nature (other than any factual information contained therein)), but being understood that this clause (b) shall not be applicable to the representations and warranties set forth in the first and second sentences of Section 3.02(b), Section 3.02(c) and Section 3.03, the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Company Subsidiaries.

(a) Each of the Company and each Company Subsidiary is a corporation, limited liability company or other legal entity duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed as a foreign legal entity to do business, and is in good standing (where such concept is recognized under applicable Law), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the Company Charter and the Company Bylaws, in each case as in effect on the date of this Agreement, are included in the SEC Documents.

(b) Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all the Subsidiaries of the Company (each Subsidiary of the Company, a “Company Subsidiary”), together with the jurisdiction of organization of each Company Subsidiary, the names of the directors and officers of each Company Subsidiary, and the percentage of the outstanding share capital or other equity interests of each Company Subsidiary owned by the Company and each other Company Subsidiary. Except for its interests in the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, or other business association or entity. The Company has made available to Parent a true and complete copy of the certificate of incorporation and bylaws (or equivalent organizational documents) of each Company Subsidiary, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. None of the Company Subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, have a Company Material Adverse Effect or prevent the consummation of the Merger.

SECTION 3.02 Capitalization.

(a) The authorized share capital of the Company consists of (i) 150,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”).

(b) As of the close of business on November 2, 2018 (the “Reference Date”), (i) 37,548,674 shares of Company Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 409,966 Shares were held in the treasury of the Company, (iii) no Shares were held by the Company Subsidiaries, (iv) no shares of Company Preferred Stock were issued and outstanding, and no shares of Company Preferred Stock were held by the Company in its treasury, and (v) 2,970,235 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Plan (including 2,738,149 Shares reserved pursuant to outstanding Company Stock Options and 232,086 Shares reserved pursuant to outstanding Restricted Stock Units). Except (x) as set forth in this Section 3.02, or (y) for the exercise of Company Stock Options and settlement of Restricted Stock Units (and the issuance of Company Common Stock thereunder) outstanding as of the Reference Date and, except as disclosed in Section 3.02 of the Company Disclosure Schedule, there are outstanding: (i) no shares of Company Common Stock or shares of Company Preferred Stock, (ii) no bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote (“Voting Debt”) or other voting securities or equity of the Company, (iii) no options, subscriptions, warrants, calls, or other rights (including preemptive rights) to subscribe for, purchase, or acquire shares of Company Common Stock, Company Preferred Stock or Voting Debt or other voting or equity securities of the Company or any Company Subsidiary or securities convertible into or exchangeable or exercisable for shares of Company Common Stock, Company Preferred Stock or Voting Debt or other voting or equity securities of the Company or such Subsidiary, (iv) no equity appreciation, phantom equity, stock unit, profit participation, cash-settled equity equivalents or awards, equity-based performance or other similar rights in respect of Company Common Stock or Company Preferred Stock (such securities listed in clauses (ii) through (iv) collectively referred to as “Other Company Securities”), and (v) no other commitments or agreements to which the Company or any Company Subsidiary is a party or by which it is bound that would (A) obligate the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Common Stock, Company Preferred Stock or Other Company Securities of the Company or any Company Subsidiaries, (B) obligate the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, or (C) require the Company to provide funds to or make any investment in (whether in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) in any other person other than any Company Subsidiary. Except as set forth in this Section 3.02 or as disclosed in Section 3.02 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxies, voting trust agreement or registration rights agreement relating to any equity or voting securities of the Company or any Company Subsidiary or any other contract relating to disposition, voting or dividends with respect to any equity or voting securities of the Company or of any Company Subsidiary.

(c) Section 3.02(c) of the Company Disclosure Schedule contains a correct and complete list of all outstanding Company Stock Options and Restricted Stock Units, including the holder, the date of grant, and where applicable, the number of Shares originally granted under the award, the number of Shares currently outstanding under such award, exercise price, term and vesting schedule (to the extent the award is not fully vested). Each award required to be listed on Section 3.02(c) of the Company Disclosure Schedule was granted pursuant to the Company Stock Plan.

(d) Each Company Stock Option (i) was granted with an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the effective date of such grant, and (ii) has a grant date identical to the grant date approved by the Company Board or the Committee (as such term is defined in the Company Stock Plan), which is either the date the Company Stock Option was awarded or a later date specified by the Committee.

(e) Each outstanding capital share, security or limited liability company interest of each Company Subsidiary that is held, directly or indirectly, by the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and, except as set forth in Section 3.02(e) of the Company Disclosure Schedule, each such share or interest is owned by the Company or another direct or indirect wholly-owned Company Subsidiary free and clear of all Liens, other than Permitted Liens.

SECTION 3.03 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 3.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter, the Company Bylaws, or the certificate of incorporation and bylaws (or equivalent organizational documents) of any Company Subsidiary, (ii) assuming that all consents, approvals, permits and other authorizations described in Section 3.04(b) have been obtained, that all filings, notifications and other actions described in Section 3.04(b) have been made or taken and the Company Stockholder Approval has been obtained, conflict with or violate any federal, state, local or foreign law, statute, ordinance or law, or any rule, regulation, standard, Order or agency requirement of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) other than with respect to real property leases for restaurants (including land, building and equipment leases) and individual equipment leases (for the avoidance of doubt, master agreements governing the equipment leases are not included within the exception set forth in this clause (iii)) and except as set forth in Section 3.04(a)(iii) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than Permitted Liens) in connection with any Contract or other instrument or obligation, or Order, to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences which would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization, domestic or foreign, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”)

relating to the adoption of this Agreement and approval of the Transactions by the stockholders of the Company, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and such other filings or registrations with, notifications to, or authorizations, consents or approvals of, each Governmental Authority, as set forth in Section 3.04 of the Company Disclosure Schedule (the “Transaction Approvals”), (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or co-investors, (vii) filings, if any, required by applicable state Law or applicable federal Franchise Laws, and (viii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not have a Company Material Adverse Effect.

SECTION 3.05 Compliance with Laws. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, and other than as set forth in Section 3.05 of the Company Disclosure Schedule, (a) the Company and the Company Subsidiaries, since January 1, 2017, have conducted their business in accordance with all Laws applicable to the Company or any of the Company Subsidiaries (including Franchise Laws and Relationship Laws), and (b) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to its business or operations (including Franchise Laws and Relationship Laws). The term “Franchise Laws” means any United States federal or state Laws or any Honduras Laws, in each case, regulating the offer or sale of franchises, including any pre-sale registration, disclosure or business opportunity registration Law. The term “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws including the requirements of such Laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

SECTION 3.06 Permits. Each of the Company and each Company Subsidiary is, and since January 1, 2017, has been, in possession of all licenses, registrations, permits, approvals, accreditations, certificates and other authorizations of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, any Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened in writing, that seek the revocation or cancellation of any Company Permit, except for any such revocations or cancellations that would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of the Company Subsidiaries has received written (or, to the Knowledge of the Company, verbal) notice or written (or, to the Knowledge of the Company, verbal) communication of any noncompliance or alleged noncompliance with any Company Permits, except for any such noncompliance as would not, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 3.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has timely filed or furnished, as applicable, all material forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2017 (as amended and supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective filing dates, or, if amended prior to the date hereof, as of the date of such amendment, were prepared and complied with, in each case, in all material respects, in accordance with the applicable requirements of the Securities Act of 1933, as amended, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing made prior to the date hereof, did not, at the time they were filed, or, if amended, as of the date of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Subsidiary of the Company). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments; none of which are expected to, individually or in the aggregate, have a Company Material Adverse Effect).

(c) The management of the Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), to ensure (i) that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial and accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer and the principal financial and accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act, and (ii) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2017, none of the Company, the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer and its principal financial and accounting officer have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) Neither the Company nor any Company Subsidiary has any liability or obligation that is material to the Company and the Company Subsidiaries, taken as a whole, and is of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations (i) reflected or reserved against on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of July 1, 2018 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2018, or subsequent SEC Reports, (ii) incurred in connection with the Transactions, (iii) incurred in the ordinary course of business since April 1, 2018 that would not, individually or in the aggregate, have a Company Material Adverse Effect, or (iv) as set forth on Section 3.07(d) of the Company Disclosure Schedule.

SECTION 3.08 Absence of Certain Changes or Events. Except as set forth on Section 3.08 of the Company Disclosure Schedule, since January 1, 2018, (a) there has not been a Company Material Adverse Effect, and (b) except in connection with the Transactions or as set forth in Section 3.08 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business, in all material respects.

SECTION 3.09 Absence of Litigation. Except as set forth on Section 3.09 of the Company Disclosure Schedule, as of the date of this Agreement, there is no litigation, suit, claim, action or proceeding (each, an

“Action”) pending and, to the Knowledge of the Company, there is no Action threatened in writing or investigation pending, against the Company or any Company Subsidiary, or any property, right or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, as of the date of this Agreement, subject to any Order of, or settlement agreement or other similar written agreement with, any Governmental Authority that would, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there is no actual Action between any Franchisee or any Franchisee association and the Company.

SECTION 3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule accurately and completely lists each material Plan. For purposes of this Agreement, the term “Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA) including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”)) and each bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, deferred compensation, post-employment welfare, supplemental retirement, retirement, employment, consulting, retention, termination, severance, separation, change in control, fringe benefit, vacation, paid time off, tax-gross up, employee loan or other compensation or benefit plan, program, agreement, policy, practice or arrangement whether or not in writing (i) to which the Company or any Company Subsidiary is a party, (ii) with respect to which the Company or any Company Subsidiary has any obligation or liability, directly or indirectly, contingent or otherwise, or (iii) which are maintained, contributed to (or required to be contributed to) or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, independent contractor, officer or director of the Company or any Company Subsidiary.

(b) With respect to each Plan, to the extent applicable, the Company has made available to Parent true, correct and complete copies of (or, to the extent no such copy exists, an accurate description thereof, to the extent applicable) (i) for the three (3) most recent years, the annual report on Form 5500 required to have been filed with the Internal Revenue Service of the United States (including any successor thereto, the “IRS”) for each Plan, including all schedules thereto and any audited financial statements and actuarial valuation reports, (ii) the most recent determination letter, if any, from the IRS for any Plan that is intended to qualify pursuant to Section 401(a) of the Code or, if such Plan is a prototype plan, the opinion or notification letter which covers each such Plan, if applicable, (iii) the plan documents, including all amendments thereto, and summary plan descriptions and summaries of material modifications, (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements, and (v) for the five (5) most recent years, any notices to or from the IRS or any office or representative of the United States Department of Labor or any other Governmental Authority relating to any compliance or other issues in respect of any such Plan. In addition, the Company has made available to Parent preliminary estimated Code Section 280G calculations with respect to any relevant employee, officer, director or independent contractor of the Company or any Company Subsidiary in connection with the Transactions.

(c) Neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, been required to contribute to or otherwise had any liability or obligation with respect to an employee benefit plan subject to Title IV of ERISA or Section 302 of ERISA or Sections 412 or 4971 of the Code. No Plan is (i) a Multiemployer Plan, and neither the Company nor any Company Subsidiary nor any of their respective ERISA Affiliates has at any time contributed to or had an obligation to contribute to or has or had any liability or obligation in respect of any Multiemployer Plan, (ii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, or (iii) a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no event has occurred, and no condition exists, that would subject the Company or any Company Subsidiary (or any of their respective predecessors), either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability or obligation imposed by ERISA, the Code or any other applicable Law arising out of or relating to any Plan.

(e) Each Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter or prototype opinion letter from the IRS that the Plan is so qualified, or an application for such a letter is currently being processed by the IRS, and, to the Knowledge of the Company, no circumstance exists and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of such Plan.

(f) Each Plan has been established, operated, funded, maintained, and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws, except to the extent such noncompliance would not, individually or in the aggregate, have a Company Material Adverse Effect.

(g) No Plan provides post-termination or retiree life insurance, health or other welfare benefits or coverage to any person, except as may be required by Section 4980B of the Code or any similar Law and at no expense to the Company or any Company Subsidiary.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to any Plan (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Plan, the assets thereof, or any trustee or fiduciary thereof, nor is any such claim anticipated, (ii) no facts or circumstances exist that could reasonably be expected to give rise to any such Action, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit has resulted in the imposition of any Tax or penalty.

(i) Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.10 are the only representations and warranties being made with respect to employee benefit plans, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

(j) Except as set forth on Section 3.10(j) of the Company Disclosure Schedule, neither the execution of this Agreement, stockholder approval of this Agreement, nor the consummation of the Transactions (in each case, either alone or in conjunction with any other event) could reasonably be expected to (i) entitle any current or former employee, independent contractor, officer, or director of the Company or any Company Subsidiary to severance pay or any other payment, right or benefit, (ii) accelerate the time of payment, funding or vesting of any payment, right or benefit due to any current or former employee, independent contractor, officer or director or increase the amount of compensation or benefits due to any current or former employee, independent contractor, officer or director, (iii) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any benefits under any Plan, (iv) limit or restrict the right of the Company or any Company Subsidiary to merge, amend or terminate any Plan, or (v) result in any payment, right or benefit that could, individually or in combination with any other such payment, right or benefit constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary is a party to, or is otherwise obligated under, any plan, program, agreement, policy, practice or other arrangement that provides for the gross-up, indemnity or reimbursement of Taxes imposed under Sections 105(h), 409A or 4999 of the Code or otherwise and neither the Company nor any Company Subsidiary has agreed, whether orally or in writing, to provide any such gross-up, indemnity or reimbursement of Taxes.

SECTION 3.11 Labor and Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and each Company Subsidiary has been in compliance in all material respects with all applicable Laws relating to labor and employment, including Laws relating to the terms and conditions of employment, wages and hours, collective bargaining, unfair labor practices, reductions in force, equal employment opportunities, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, workers’ compensation, immigration, background checks, and paid or unpaid leave. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each Company Subsidiary has properly classified all employees, independent contractors, volunteers, subcontractors, leased employees, and contingent workers as required by applicable Law.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. To the Knowledge of the Company, as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority, any current union representation questions involving employees of the Company or any Company Subsidiary, or any pending grievances or arbitrations pending brought by any union, works council, or other labor organization against the Company or any Company Subsidiary. During the one (1) year period prior to this Agreement, there has been no strike, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Company Subsidiary.

(c) Section 3.11(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all material (i) claims pending or, to the Knowledge of the Company, threatened by or with respect to any current or former employee or independent contractor of the Company or any Company Subsidiary, including any suits, actions, proceedings, or, to the Knowledge of the Company, investigations, whether at law or in equity, before or by a Governmental Authority or before any arbitrator, and (ii) judgments, decrees, injunctions, rules or orders of any Governmental Authority or arbitrator in effect or binding as to the Company or any Company Subsidiary that relates to the current or prior employment of any employee or independent contractor of the Company or any Company Subsidiary.

(d) Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.11 are the sole representations and warranties of the Company and the Company Subsidiaries with respect to labor and employment matters, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.12 Real Property.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary (individually, an “Owned Real Property”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company or a Company Subsidiary has good and marketable fee simple title to each Owned Real Property free and clear of all Liens, except for Permitted Liens. There are no leases, subleases, licenses, or other occupancy agreements affecting any portion of the Owned Real Property that restrict or preclude the ability to use the site for the purposes for which it is currently being used.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of all locations where the Company or any Company Subsidiary is a tenant, subtenant or otherwise has been granted the right to use and occupy such property (each such location, a “Leased Real Property” and the leases, subleases, licenses and similar agreements of the Leased Real Property collectively, the “Real Property Leases”). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or a Company Subsidiary has a valid leasehold interest in each Leased Real Property, free and clear of all Liens, except for Permitted Liens; all Real Property Leases are in full force and effect; and neither the Company nor Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement.

(c) The Company and the Company Subsidiaries do not maintain, use or occupy, or have a right to use or occupy, any real property that is necessary for the continued operation of the business as substantially operated on the date hereof except the Owned Real Property or Leased Real Property.

(d) The Company and the Company Subsidiaries are not a party to any Contract pursuant to which they could become directly or contingently liable (as guarantor, co-signer or otherwise) for any obligation of any Franchisee under the terms of any lease, purchase agreement or other real estate contract or agreement executed by any Franchisee, except for subleases to which the Company or a Company Subsidiary is a party.

SECTION 3.13 Taxes.

(a) The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by or with respect to them and such Tax Returns are correct and complete in all material respects, and (ii) paid all material amounts of Taxes required to be paid by or with respect to them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by the Company and the Company Subsidiaries with respect to amounts paid or owing to any employee, independent contractor, creditor or other third party have been timely withheld and remitted to the applicable Governmental Authority.

(b) There are no pending audits, examinations, or other proceedings (or, to the Knowledge of the Company, investigations) by a Governmental Authority in respect of any material Tax of the Company or any of the Company Subsidiaries, and no such audits, examinations, or other proceedings (or, to the Knowledge of the Company, investigations) have been proposed in writing. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn or is not being contested in good faith in appropriate proceedings. Within the past three (3) years, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a material Tax Return that the Company or any of the Company Subsidiaries is or may be required to file such material Tax Return or be subject to a material type of Tax in that jurisdiction.

(c) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of another person (i) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law) by reason of being a member of an affiliated, consolidated, combined or unitary group (other than a group that solely includes the Company and/or any of the Company Subsidiaries), or (ii) by reason of being party to any Tax sharing or Tax indemnification agreement or other similar agreement (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, or any agreement solely between or among the Company and the Company Subsidiaries).

(d) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years.

(e) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(f) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

(g) No private letter rulings, technical advice memoranda, or rulings have been entered into or issued by any Governmental Authority with respect to income or other material Taxes of the Company or any of the Company Subsidiaries that are binding on such entity in respect of any taxable year for which the statute of limitations has not yet expired.

(h) Except as set forth on Section 3.13(h) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement, Contract, arrangement or Plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax law).

(i) Neither the Company nor any of the Company Subsidiaries will be required to include any item of material income in, or exclude any item of material deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received outside the ordinary course of business on or prior to the Closing Date.

(j) For purposes of this Agreement:

(i) “Tax” or “Taxes” means any federal, state, local and foreign taxes, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated and other similar taxes, imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.

(ii) “Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, and reports relating to Taxes that are required to be filed with any Governmental Authority, including any schedule, attachment thereto and any amendment thereof and declaration of estimated taxes.

(k) Notwithstanding any provision herein to the contrary, the representations in Section 3.10 and this Section 3.13 are the sole representations of the Company and the Company Subsidiaries with respect to Tax matters.

SECTION 3.14 Selected Contracts.

(a) Except for this Agreement, any Franchise Agreement, any intercompany agreements, and any Contracts filed as exhibits to the SEC Documents, Section 3.14(a) of the Company Disclosure Schedule lists each of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement:

(i) any Real Property Lease to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $1,500,000 over the remaining term of such Real Property Lease;

(ii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the Indebtedness of the Company or any Company Subsidiary of $1,000,000 or more, other than (A) accounts receivable and accounts payable in the ordinary course of business and (B) loans to any direct or indirect wholly-owned Company Subsidiaries;

(iii) any Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate annual payments by the Company or any Company Subsidiary of more than $2,000,000, except for any Real Property Leases or employment or severance agreements entered into in the ordinary course of business or any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less;

(iv) with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and the Company Subsidiaries, taken as a whole, any Contract that relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of the Company Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(v) any Contract (A) containing any covenant materially limiting the right of the Company or any Company Subsidiary to engage in any line of business or to compete with any person in any line of business, (B) pursuant to which the Company or a Company Subsidiary is granting to any person any right of exclusivity to a geographic region, area of protection, option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $2,000,000, or (C) pursuant to which the Company or a Company Subsidiary is granting “most favored nation” status or containing “exclusivity” requirements, obligations or similar provisions, and in each case of clauses (A) through (C), which is not cancellable without penalty or further payment and without more than 120 days’ notice;

(vi) each Contract to which the Company or any Company Subsidiary is a party entered into since January 1, 2017, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $5,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business, and (B) any Contract relating to the Transactions;

(vii) any Contract relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties) or otherwise survive as of the date hereof; and

(viii) each Contract to which any Principal Supplier is a party (other than purchase orders) that has a remaining term of more than ninety (90) days and that (A) may not be cancelled by the Company or any Company Subsidiary upon notice of ninety (90) days or less, or (B) may be cancelled by the Company or any Company Subsidiary, with material penalty or other material liability to the Company or any Company Subsidiary, upon notice of ninety (90) days or less.

Each Contract set forth on Section 3.14(a) of the Company Disclosure Schedule or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach or violation of, or material default under, any Selected Contract (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default), and (ii) as of the date hereof, (A) each Selected Contract is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and (B) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Selected Contract (and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach, violation or default). Other than the Selected Contracts or subleases to which the Company or a Company Subsidiary is a party, neither the Company nor any Company Subsidiary is a party to any Contract pursuant to which it is or could become directly or contingently liable (as a guarantor, co-signer or otherwise) for any obligation of any Franchisee or any financing arrangement with any Franchisee. Neither the Company nor any Company Subsidiary has made a commitment (orally or in writing) to loan money to any Franchisee unless otherwise disclosed in Section 3.14(b) of the Company Disclosure Schedule.

SECTION 3.15 Insurance. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect and except as set forth on Section 3.15 of the Company Disclosure Schedule, (a) each of the Company and the Company Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses, (b) each such insurance policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither the Company nor any Company Subsidiary is in material breach or default under any such policy, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, under such policy, and (d) no notice of cancellation or termination has been received with respect to any such party.

SECTION 3.16 Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary is, and at all times during the past three (3) years has been, in compliance with all applicable Environmental Laws, (ii) the Company and each Company Subsidiary possesses all licenses, registrations, permits, approvals, accreditations, certificates, and other authorizations issued or required pursuant to any applicable Law relating to pollution or protection of the environment or natural resources or, as such relates to exposure to Hazardous Materials, to health and safety (“Environmental Laws”) that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, and is in compliance with all such permits and approvals, (iii) none of the Company or any of the Company Subsidiaries has Released (A) any petroleum products or byproducts, radioactive materials, friable asbestos or polychlorinated biphenyls, or (B) any waste, material or substance regulated, or subject to liability under, Environmental Laws, including those that are listed or defined as a “hazardous substance,” “hazardous material,” or “hazardous waste,” or analogous terminology under any applicable Environmental Law (“Hazardous Materials”), and, to the Knowledge of the Company, no Hazardous Materials have been Released at, on, from or under any Owned Real Property, in each case, in a manner that has or would reasonably be expected to result in any liabilities of the Company or any Company Subsidiary under Environmental Law, (iv) neither the Company nor any Company Subsidiary has received any written claim or notice from any person alleging that the Company or any Company Subsidiary is or may be in violation of, or has any liability under, any Environmental Law, and (v) there are no administrative or judicial actions, suits, orders, claims, proceedings or written notices of noncompliance by or from any person alleging liability arising out of the Release of any Hazardous Material or the failure to comply with any Environmental Law pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) None of the Company or any of its Company Subsidiaries has, either expressly or, to the Knowledge of the Company, by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other person relating to Environmental Laws.

(c) Notwithstanding any provision herein to the contrary, (i) the representations and warranties contained in this Section 3.16 are the only representations and warranties being made with respect to compliance with or liability under Environmental Laws or with respect to any environmental, health or safety matter, including natural resources, related in any way to this Agreement or its subject matter, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.17 Intellectual Property; Privacy; Cybersecurity.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, the business of the Company and the Company Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any person, and (ii) to the Knowledge of the Company, no person is infringing any Company Intellectual Property.

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) as of the date of this Agreement, there are no re-examination, opposition or cancellation Actions initiated by any other person pending, challenging the validity or enforceability of the Company Intellectual Property, (ii) the Company or a Company Subsidiary owns each item of Company Intellectual Property free and clear of all Liens (except for Permitted Liens), and (iii) the Company and the Company Subsidiaries have taken reasonable steps to maintain the confidentiality of all Company Intellectual Property, the value of which to the Company and the Company Subsidiaries is contingent upon maintaining the confidentiality thereof.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, none of the material trade secrets and/or material know-how that are included in the Company Intellectual Property (“Material Trade Secrets”) has been disclosed by the Company or any Company Subsidiary to any person other than managers, employees, consultants or contractors of the Company or a Company Subsidiary, (ii) the Company and the Company Subsidiaries have used reasonable commercial efforts to protect and maintain the confidentiality of such Material Trade Secrets and prevent any unauthorized use and/or access by third parties, and (iii) to the Knowledge of the Company, since January 1, 2017, there have been no unauthorized uses, access, or disclosures of any such Material Trade Secrets.

(d) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) to the Knowledge of the Company, since January 1, 2017, there have been no failures, breakdowns, or other similar adverse events affecting any of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems, owned, leased or licensed by the Company and the Company Subsidiaries (“Company Systems”) that have caused a material disruption or interruption in or to the Company’s or the Company Subsidiaries’ use of such Company Systems and (ii) to the Knowledge of the Company, since January 1, 2017, there have been no privacy or data security breaches resulting in the unauthorized access of any material Sensitive Data.

(e) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries are, and since January 1, 2017, have been, in material compliance with (i) their posted privacy policies and contractual obligations regarding the collection, use, processing, disclosure, and destruction of Sensitive Data, and (ii) the Payment Card Industry Data Security Standard.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017, the Company and the Company Subsidiaries have implemented and maintained reasonable and appropriate safeguards to protect the material Sensitive Data from unauthorized access.

(g) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in this Section 3.17 and Section 3.09 are the only representations and warranties being made by the Company in this Agreement with respect to the validity of, the right to register, or any activity that constitutes, or otherwise relates to, infringement, misappropriation or other violation of, Intellectual Property, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.18 Board Approvals; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, (iv) subject to Section 6.03(e), recommend the approval of the adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), and (v) directed that the approval and adoption of this Agreement be submitted to a vote of the Company’s stockholders.

(b) Assuming the accuracy of the representations and warranties in Section 4.05, the affirmative vote of the holders of a majority of the aggregate voting power of the outstanding shares of Company Common Stock entitled to vote on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions.

SECTION 3.19 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 4.06, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “significant shareholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions. The Company has no “rights plan,” “rights agreement” or “poison pill” in effect.

SECTION 3.20 Franchise Matters.

(a) Section 3.20(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list, to the Knowledge of the Company, of (x) each Franchisee that operates ten (10) or more franchised restaurants (each, a “Specified Franchisee”) pursuant to a Franchise Agreement with the Company or a Company Subsidiary and (y) the number of franchised restaurants each such Specified Franchisee operates. Section 3.20(a)(ii) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all currently effective area development agreements to which a Franchisee, on the one hand, and the Company or a Company Subsidiary, on the other hand, are parties, and pursuant to which such Franchisee has, as of the date of this Agreement, a commitment to develop three (3) or more franchised restaurants and has not satisfied the entirety of such commitment (collectively, the “Specified Franchise Agreements”) .

(b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Specified Franchise Agreement or Franchise Agreement, and (ii) as of the date hereof, (A) each Specified Franchise Agreement is valid, binding and in full force and effect with respect to the Company and the Company Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, and (B) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Specified Franchise Agreement. To the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Specified Franchise Agreement by any other party thereto, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) Section 3.20(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all FDDs that the Company or any Company Subsidiary have used to offer or sell franchises within the United States at any time since January 1, 2017. The Company has made available to Parent true and complete copies, to the Knowledge of the Company, of each such FDD. Since January 1, 2017, all offers and sales of Franchises by the Company or any Company Subsidiary have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017 all FDDs that the Company or any Company Subsidiary have used to offer and sell Franchises have contained the information required by Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws in all material respects, except in each case, as would not, individually or in the aggregate, have a Company Material Adverse Effect. Since January 1, 2017 and prior to the date hereof, the Company and the Company Subsidiaries have not, in any such FDD made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, all funds administered by or paid to or by the Company or any Company Subsidiary by or on behalf of any Franchisee at any time since January 1, 2017 and prior to the date of this Agreement, including funds that Franchisees contributed for advertising and promotional purposes and any rebates and any other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities or for purposes of doing business with those Franchisees, have been administered and spent in accordance in all material respects with the applicable Franchise Laws, the Specified Franchise Agreements and any other Franchise Agreement.

(e) With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any Company Subsidiary’s enforcement of its rights, and performance of its obligations, under Franchise Agreements since January 1, 2017, the Company and any Company Subsidiary has complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2017 and prior to the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Authority alleging that the Company or any of its Subsidiaries is a joint or co-employer of or has any liability whatsoever as a joint or co-employer with respect to any employees of Franchisee and, to the Knowledge of the Company, no applicable Governmental Authority has determined and notified the Company that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of Franchisees.

(g) Section 3.20(g) of the Company Disclosure Schedule identifies by jurisdiction and effective date all effective registrations that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and its Subsidiaries.

(h) The term “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Company Subsidiary to any prospective Franchisee in connection with the offer or sale of Franchises in the United States. The term “Franchise” means any grant by the Company or any Company Subsidiary to any person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. The term “Franchisee” means a person other than the Company or any Company Subsidiary, that is granted a right by the Company or any Company Subsidiary or by another franchisee, to develop or operate, or is granted a right to license others to develop or operate, a franchised Bojangles’ restaurant at a specific location. The term “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 C.F.R. Section 436.1 et seq.

SECTION 3.21 Quality and Safety of Food and Beverage Products.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, between January 1, 2017 and the date of this Agreement, (i) there have been no recalls of any food or beverage product of the Company or any Company Subsidiary, whether ordered by a Governmental Authority or undertaken voluntarily by the Company or a Company Subsidiary, and (ii) to the Knowledge of the Company, none of the food or beverage products of the Company or any Company Subsidiary has been adulterated, misbranded, mispackaged or mislabeled in violation of applicable Law, or was unfit for human consumption when consumed in the intended manner.

(b) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties contained in this Section 3.21 are the only representations and warranties being made with respect to the quality and safety of food and beverage products, and (ii) no other representation contained in this Agreement shall apply to any such matters and no other representation or warranty, express or implied, is being made with respect thereto.

SECTION 3.22 Opinion of Financial Advisor. The Company Board has received an opinion from each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc. to the effect that, as of the date that the Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has accurately disclosed to Parent on Section 3.23 of the Company Disclosure Schedule the fee terms provided for in connection with its engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Houlihan Lokey Capital, Inc.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to Parent’s or Merger Sub’s due organization and valid existence) where the failure to be so existing or in good standing (where such concept is recognized under applicable Law) or to have such power and authority would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

SECTION 4.02 Organizational Documents. Parent has furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, in each case as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, as applicable.

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject, in the case of the Merger, to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

SECTION 4.04 No Conflict; Required Filings and Consents; Agreements.

(a) Assuming that all consents, approvals, permits and other authorizations described in Section 4.04(b) have been obtained, that all filings, notifications and other actions described in Section 4.04(b) have been made or taken and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and (subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub) the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organization documents) of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and (subject to the receipt of the approval of the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub) the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement, (ii) applicable requirements, if any, of the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) the premerger notification and waiting period requirements of the HSR Act and the Transaction Approvals, and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.

SECTION 4.05 Ownership of Shares. Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last five (5) years has Parent or any of its Subsidiaries (including Merger Sub) been, an “interested stockholder” of the Company (as defined in Section 203 of the DGCL). Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record), or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except pursuant to this Agreement and the Voting Agreement.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action and there is no investigation pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its Affiliates before any Governmental Authority that would or seeks to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder. Neither Parent nor any of its Affiliates is subject to any continuing Order of, or settlement agreement or other similar written agreement with, any Governmental Authority, that would or seeks to, individually or in the aggregate, prevent or materially delay the consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations hereunder.

SECTION 4.07 Operations of Merger Sub. Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Brokers. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09 Financing.

(a) Parent has received and accepted (i) an executed commitment letter dated as of the date hereof from the agents, arrangers, lenders and other entities party thereto (collectively, the “Lenders”) pursuant to which the Lenders have committed, subject to the terms and conditions thereof, to provide the debt financing in the amounts set forth therein (the “Debt Financing”) for the purpose of funding the Transactions and the related fees and expenses thereto, together with the fee letter (the “Fee Letter”) related thereto (with customary redactions for fee amounts, pricing, other economic terms, thresholds, caps, pricing caps and “market flex” related solely to economic terms) (including all exhibits, schedules, and annexes thereto, and the redacted Fee Letter associated therewith, collectively, the “Debt Commitment Letter”), and (ii) executed equity commitment letters, each dated as of the date hereof (the “Equity Commitment Letters” and, collectively with the Debt Commitment Letter, the “Commitment Letters”) from Durational Walker, LP (“Durational”), The Resolute Fund IV, L.P. (“Resolute”) and TEI Investment Pte. Ltd. (“TEI”, collectively with Durational and Resolute, the “Sponsors”) and certain of its or their Affiliates (collectively, any such Affiliates that executed an Equity Commitment Letter together with the Sponsors, the “Equity Investors”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to invest, directly or indirectly through one or more parent companies of Parent, in Parent the amount set forth therein (the “Equity Financing”). Each Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof to the extent set forth therein, and the Company is entitled to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the applicable Equity Investor. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letters are collectively referred to in this Agreement as the “Financing.” Merger Sub has delivered to the Company true, complete and correct copies of the executed Commitment Letters and Fee Letter (with only fee amounts, “market flex” provisions and other economic terms redacted in such Fee Letter).

(b) Except as expressly set forth in the Commitment Letters, there are no conditions precedent or other contingencies to the obligations of the Lenders to fund the Debt Financing in accordance with the terms of the Debt Commitment Letter or to the obligations of the Equity Investors to fund the full amount of the Equity Financing in accordance with the terms of the Equity Commitment Letters. Assuming satisfaction of the conditions set forth in Article VII, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Merger Sub at the Effective Time.

(c) Assuming (i) the satisfaction of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing), and (ii) the funding of the Financing in accordance with the applicable Commitment Letters, the aggregate net proceeds of the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Commitment Letters and the Fee Letter and including after giving effect to the maximum amount of flex, including original issue discount flex, contemplated by the Debt Commitment Letter) shall provide Merger Sub with cash proceeds at the Effective Time sufficient, when combined with the Surviving Company’s and Merger Sub’s other cash on hand, for Merger Sub and the Surviving Company to pay the aggregate Merger Consideration, any prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Section 2.04) and any fees and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing (the “Required Amount”).

(d) The Commitment Letters (i) are legal, valid and binding obligations of Parent and Merger Sub and (in the case of the Debt Commitment Letter, to the knowledge of Parent and Merger Sub) of each of the other parties thereto (subject, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally, and (ii) as of the date hereof are in full force and effect. Assuming the satisfaction of the conditions set forth in Article VII, as of the date hereof, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to (x) constitute a default or breach on the part of Parent or Merger Sub under the terms and conditions of the Commitment Letters, (y) result in a failure of any condition of the Commitment Letters, or (z) result in any portion of the Financing being unavailable in an amount equal to the Required Amount at the Effective Time. Parent is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Parent or Merger Sub, in any of the Commitment Letters inaccurate in any material respect. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date hereof, none of the Commitment Letters have been modified, amended or altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified or rescinded in any respect. Except for the Commitment Letters delivered in the form pursuant to Section 4.09(a), the Fee Letter and any customary engagement letters and non-disclosure agreements and customary arrangements among the Equity Investors that do not impact the conditionality or amount of the Financing, there are no side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the Financing that could affect the availability of the Financing in any respect.

(e) In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any Affiliate or any other financing or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

SECTION 4.10 Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions (including the payment of the Merger Consideration, any other payments in respect of prepayment, repayment, refinancing or conversion of debt contemplated by this Agreement (including in respect of the Financing and payment of all related fees and expenses) and assuming the accuracy in all material respects of the representations and warranties contained in Article III, the Surviving Company will be Solvent as of the Effective Time, as of the Closing Date and immediately after the consummation of the Transactions. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.

SECTION 4.11 Limited Guarantees. Concurrently with the execution of this Agreement, Parent and Merger Sub have delivered to the Company the limited guarantees addressed to the Company from certain of the Sponsors (the “Limited Guarantees”). The Limited Guarantees are valid and in full force and effect and constitute the valid and binding obligation of the Sponsors, enforceable in accordance with their terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Limited Guarantees.

SECTION 4.12 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and Company Subsidiaries and their Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective stockholders or Representatives, or any other person, with respect thereto except to the extent such estimates, projections, forecasts and other forward-looking information and business plans otherwise result in a breach or violation of Article III. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article III, none of the Company nor any Company Subsidiary, nor any of their respective stockholders or Representatives, nor any other person, has made or is making any warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), and Parent and Merger Sub have not relied on any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans) received from the Company and Company Subsidiaries and their Representatives. Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except (1) as contemplated by any other provision of this Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law or (4) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of the Company Subsidiaries to, (x) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business and (y) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries. The foregoing notwithstanding, except (1) as contemplated by any other provision of this Agreement, (2) as set forth in Section 5.01 of the Company Disclosure Schedule, (3) as required by applicable Law, or (4) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not and shall cause each Company Subsidiary not to, during the Pre-Closing Period, do any of the following:

(a) amend or otherwise change its certificate of incorporation, bylaws or other similar organizational documents;

(b) issue, grant, sell, dispose of, encumber (other than Permitted Liens), or authorize such issuance, grant, sale, disposition or encumbrance of, (i) Company Common Stock, Company Preferred Stock or Other Company Securities (except for the issuance of Shares issuable pursuant to Company Stock Options or Restricted Stock Units that are outstanding as of the Reference Date and are disclosed on Section 3.02(c) of the Company Disclosure Schedule, in accordance with their terms, or (ii) any material assets of the Company or any Company Subsidiary, except in the ordinary course of business or pursuant to existing Contracts;

(c) declare, authorize, establish a record date for, set aside, make or pay any dividend or other distribution, payable in cash, shares, property, a combination thereof or otherwise, with respect to any of its share capital, except for dividends or other distributions by any direct or indirect wholly-owned Company Subsidiary to the Company or any other direct or indirect wholly-owned Company Subsidiary;

(d) reclassify, combine, split, redeem, purchase or otherwise acquire, directly or indirectly, any share capital of the Company or any Company Subsidiary, other than (i) the acquisition by the Company of Company Stock Options and Restricted Stock Units outstanding as of the Reference Date and listed on Section 3.02(c) of the Company Disclosure Schedule, and (ii) any “cashless exercise” or “net exercise” provision relating to any Company Stock Options outstanding as of the Reference Date and listed on Section 3.02(c) of the Company Disclosure Schedule or in connection with any required Tax withholding upon the exercise of Company Stock Options or the vesting of Restricted Stock Units, in each case, outstanding as of the Reference Date;

(e) acquire, directly or indirectly, whether by amalgamation, merger, consolidation, or acquisition of equity interests, assets or any other business combination, (i) all or substantially all of the equity interests or assets of any company, corporation, partnership, other business organization (or any division thereof) or other person, or (ii) with respect to any Franchisee that is not in default under a Franchise Agreement, any real property (including entering into any leases for real property) or any restaurants in an amount not to exceed $1,000,000 in the aggregate;

(f) sell, transfer, lease, license, sublicense, abandon or otherwise dispose of any of its material properties or assets (including capital stock of any Subsidiary of the Company and intangible property), other than (i) sales or other dispositions of properties or assets in the ordinary course of business, or (ii) sales or other dispositions of properties or assets that are no longer used in the operations of the Company or any Company Subsidiary; provided, however, that, notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries may sell or refranchise any restaurant;

(g) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guarantee any such indebtedness or any debt securities of another person or enter into any “keep well” or similar agreement to maintain any financial statement condition of another person (other than the Company or any wholly-owned Subsidiary of the Company) (collectively, “Indebtedness”), other than (A) intercompany Indebtedness between the Company and a Company Subsidiary or between Company Subsidiaries, and (B) Indebtedness incurred, assumed or otherwise entered into under the Company’s existing credit facilities and in respect of letters of credit (1) in the ordinary course of business as necessary to conduct the business and (2) as necessary to pay any fees and expenses related to the Transactions, including the Merger, or (ii) make any loans or capital contributions to, or investments in, any other person, other than to a Company Subsidiary;

(h) voluntarily (i) terminate, amend, modify or waive material rights or material claims under any Selected Contract, or (ii) enter into any Contract that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business (provided, that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to taking any such actions described in this clause (h));

(i) make any capital expenditures, other than (i) cash capital expenditures in an amount not to exceed $6,000,000 during the fourth quarter of 2018, (ii) cash capital expenditures in an amount not to exceed $3,000,000 per quarter of 2019, (iii) any capital expenditures in respect of capital leases for store equipment and vehicles entered into in the ordinary course of business, or (iv) any other capital expenditures in an amount not to exceed, in the aggregate, $3,000,000;

(j) except as otherwise required under any Plan disclosed on Section 3.10(a) of the Company Disclosure Schedule in existence as of the date of this Agreement: (i) increase the compensation payable or to become payable or the benefits provided or to be provided to any current or former directors, officers, employees or independent contractors of the Company or of any Company Subsidiary, except for increases in base salary or base wage rate in the ordinary course of business to a current employee whose total annualized cash compensation for 2018 is expected to be less than $100,000, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (iii) hire or terminate (other than for cause) any individual employed by the Company or any Company Subsidiary in the positions disclosed on Section 5.01(j)(iii) of the Company Disclosure Schedule, (iv) grant any retention, severance, Tax gross-up, Tax indemnity, reimbursement of Taxes or termination payments, rights and/or benefits to, or enter into any employment, bonus, change of control or severance agreement or other similar arrangement with, any current or former director, officer, employee or independent contractor of the Company or of any Company Subsidiary, (v) loan or advance any money or other property to any present or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, or (vi) establish, adopt, enter into, terminate or amend any Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, for the benefit of any current or former director, officer, independent contractor or employee of the Company or any Company Subsidiary;

(k) implement any reduction-in-force or other mass termination program that would implicate WARN or any similar state or local law;

(l) enter into any collective bargaining agreement or any other agreement with a labor union or other labor organization, or recognize or certify any labor union or other labor organization as the bargaining representative for any group of employees of the Company or any Company Subsidiary, unless required by Law;

(m) fail to maintain in full force and effect the existing insurance policies (or alternative policies with comparable terms and conditions) covering the Company and the Company Subsidiaries and their respective properties, assets and businesses;

(n) settle any Action other than (i) settlements involving (x) payments by the Company of not more than $1,000,000 in the aggregate (net of insurance proceeds), and (y) third party indemnification recoveries payable to the Company or any of the Company Subsidiaries in connection with such settlement, or (ii) subject to Section 6.11, stockholder litigation arising out of, or related to, the Transactions;

(o) make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by Law;

(p) make any material change to the terms of the Company’s or any of the Company Subsidiaries’ system-wide policies or procedures which would alter the current status quo with respect to (i) franchisee royalty or other fees and charges, or maintenance of the funds administered by or paid to or by the Company or any Company Subsidiary by or on behalf of any Franchisee, or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business (provided, that in all cases the Company shall provide reasonable advance notice to, and reasonably consult with, Parent prior to any taking such material actions in this clause (p));

(q) make, change or revoke any material Tax election, file any amended material Tax Return, adopt or change any material method of Tax accounting, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material amount of Taxes or settle or compromise any material Tax liability, surrender any right to claim a refund of a material amount of Taxes, seek any Tax ruling from any taxing authority in respect of a material Tax matter, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than pursuant to an extension of time to file Tax Returns obtained in the ordinary course of business); or

(r) enter into any agreement to do any of the foregoing.

SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, delay or prevent the consummation of the Transactions.

SECTION 5.03 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable, the Company, in consultation with Parent as set forth herein, shall prepare and file with the SEC the preliminary Proxy Statement, and the parties shall use their respective reasonable best efforts to cause the preliminary Proxy Statement to be so prepared and filed within twenty (20) Business Days following the date hereof. Subject to the terms of this Agreement (including Section 6.03), the Proxy Statement shall include the Company Board Recommendation. Each of the Company and Parent shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, and each covenants that none of the information supplied or to be supplied by it for inclusion or incorporation in the Proxy Statement will, at the date it is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act, and each of the Company and Parent shall use their respective reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Each of the Company and Parent shall use its reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC or disseminating to holders of Shares and reasonable opportunity to review and comment on all responses to requests for additional information. The Company shall consider in good faith any comments made by Parent and its counsel. If, at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

(b) Unless this Agreement is validly terminated pursuant to Section 8.01, the Company shall, as promptly as reasonably practicable after the date on which the Company learns that the Proxy Statement will not be reviewed or that the SEC staff has no further comments thereon, duly call, give notice of, convene and hold the Company Stockholders’ Meeting, and such notice shall be sent to the Company’s stockholders not more than five (5) Business Days after such SEC clearance. The Company shall call the Company Stockholders’ Meeting for a date not later than twenty (20) Business Days (or such longer time frame as may be required by applicable Law) after it gives notice of the Company Stockholders’ Meeting. Notwithstanding the foregoing, if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of Shares to constitute a quorum and to obtain the Company Stockholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholders’ Meeting. The Company shall, unless there has been an Adverse Recommendation Change (to the extent permitted under Section 6.03), use reasonable best efforts to cooperate with Parent and keep Parent reasonably informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. Without the prior written consent of Parent, the adoption of this Agreement and the Transactions (including the Merger) shall be the only matter (other than procedural matters including stockholder approval of golden parachute compensation) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders’ Meeting. Unless this Agreement is validly terminated pursuant to Section 8.01, the Company’s obligations to duly call, give notice of, convene and hold the Company Stockholders’ Meeting in accordance with this Section 6.01(b) shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Acquisition Proposal, or by any Adverse Recommendation Change.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof, or (ii) as would be reasonably expected to violate or result in the loss of any attorney-client (or other legal) privilege, during the Pre-Closing Period, the Company shall (and shall cause the Company Subsidiaries to), at Parent’s expense: (x) provide to Parent and to its Representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, and (y) furnish as promptly as practicable to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by Parent, Merger Sub or its or their Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated June 27, 2018 (the “Confidentiality Agreement”), between Durational Capital Partners, LLC and the Company.

(c) No investigation pursuant to this Section 6.02 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03 No Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries to, and shall cause its and the Company Subsidiaries’ Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with a potential acquiror with respect to an Acquisition Proposal, or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and shall request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. Except as set forth in Section 6.03(b), the Company and the Company Subsidiaries shall not modify, amend, terminate, waive, release, or fail to enforce any provisions of, any “standstill” provisions (including provisions that restrict or prohibit the purchase of Shares or the making or soliciting of any offer or proposal) of any Contract to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal. The Company agrees that it shall promptly inform its Representatives (that could reasonably be expected to take any of the actions set forth in this Section 6.03(a)) of the obligations undertaken in this Section 6.03. Except as permitted by Section 6.03(e), the Company Board shall not approve any business combination or transaction which would result in a stockholder becoming an interested stockholder for purposes of Section 203 of the DGCL (other than the Voting Agreement).

(b) Except as permitted by this Section 6.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary shall, and it shall cause its and the Company Subsidiaries’ Representatives not to (i) solicit, initiate, or knowingly encourage or knowingly facilitate any inquiries or the submission of any Acquisition Proposal, or (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal except to notify such person of the existence of this Section 6.03(b); provided, that, notwithstanding the foregoing, the Company may (but only upon the express written request of the counterparty) grant a waiver, amendment or release under any “standstill” provisions (including provisions that restrict or prohibit the purchase of Shares or the making or soliciting of any offer or proposal) of any Contract only to the extent necessary to allow a confidential Acquisition Proposal to be made to the Company or the Company Board so long as (x) the Company Board (or any committee thereof) determines in good faith that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (y) the Company promptly notifies Parent of any such waiver, amendment, or release. The foregoing notwithstanding, prior to the receipt of the Company Stockholder Approval, nothing contained in this Agreement shall, and Parent and Merger Sub shall have no right to, prevent the Company or the Company Board from furnishing information to, or engaging in discussions or negotiations with, any person in connection with an unsolicited Acquisition Proposal by such person that did not result from a Willful and Material Breach of this Section 6.03, if prior to taking such action (A) the Company Board (1) determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and (2) determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, and (B) the Company receives from such person an executed confidentiality agreement with terms no less favorable, in the aggregate, to the Company with regard to confidentiality than the Confidentiality Agreement and which does not contain any exclusivity provision or other term that would restrict the Company’s ability to comply with its disclosure obligations to Parent pursuant to this Agreement (including Section 6.03(d) and Section 6.03(e)) (an “Acceptable Confidentiality Agreement”).

(c) The Company shall promptly (and, in any event, within forty-eight (48) hours) (i) provide Parent notice of (A) the receipt of any Acquisition Proposal, (B) any written requests, inquiries, proposals or offers received, or any discussions or negotiations sought to be initiated, with respect to any Acquisition Proposal, or (C) any inquiry, offer or proposal that could reasonably be expected to result in any Acquisition Proposal, and disclose the material terms of such Acquisition Proposal, inquiry, proposal or offer (including copies of any material written inquiries, proposals or offers, including proposed agreements), and the identity of the person or “group” making such Acquisition Proposal, request, inquiry, proposal or offer, to the extent disclosure of such identity is not restricted by the terms of any Contract in effect as of the date hereof, provided that Parent shall keep confidential and not disclose the identity of such person or “group” except to the extent required by Law, and (ii) provide Parent with copies of all written due diligence materials concerning the Company provided by the Company to such party to the extent not previously provided or made available to Parent. The Company will keep Parent reasonably informed on a prompt basis (and in any event within one (1) Business Day) of the status and details (including material amendments or modifications to the terms or conditions and copies of any proposed agreements) of any such Acquisition Proposal or other inquiry, proposal or offer concerning an Acquisition Proposal. The Company shall promptly (and, in any event, within twenty-four (24) hours), following a determination by the Company Board in accordance with Section 6.03(e) that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d) Except as permitted by Section 6.03(e), the Company Board (or any committee thereof) shall not, and shall not publicly propose to: (i) withhold, withdraw or modify or amend in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal, (iii) enter into any acquisition agreement, merger agreement, or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to any Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer that is subject to Regulation 14D under the Exchange Act within ten (10) Business Days after the commencement of such tender offer or exchange offer, or (vi) if an Acquisition Proposal (including a material amendment to the terms of an existing Acquisition Proposal, other than as contemplated by the foregoing clause (v)) shall have been publicly announced or disclosed, fail to reaffirm the Company Board Recommendation upon the written request of Parent within five (5) Business Days after such written request; provided, that Parent may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently materially modified, in which case, Parent may make such request once each time such material modification is made (any of the foregoing actions in clauses (i) to (vi), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Company Stockholder Approval, the Company Board may take any action that constitutes an Adverse Recommendation Change (x) if the Company receives an unsolicited written Acquisition Proposal that did not result from a Willful and Material Breach of this Section 6.03 and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such unsolicited written Acquisition Proposal is a Superior Proposal, and determines in good faith (after consultation with its outside legal counsel) that its failure to take such actions would be inconsistent with its fiduciary duties under applicable Law, or (y) if the Company Board determines in good faith (after consultation with its outside legal counsel) that an Intervening Event has occurred, and as a result thereof, the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take an action that constitutes an Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; provided, that:

(i) prior to taking any action that constitutes an Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.01(g), (A) the Company shall notify Parent in writing that it intends to take an action that constitutes an Adverse Recommendation Change or terminate this Agreement (in order to enter into an acquisition agreement, merger agreement or similar agreement with respect to a Superior Proposal) pursuant to Section 8.01(g), (B) the Company shall have provided Parent a written summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of any letter of intent, memorandum of understanding, agreement or commitment in respect of such Superior Proposal (whether in draft form or otherwise) in respect of such Acquisition Proposal, (C) if requested to do so by Parent, for a period of four (4) Business Days following delivery of such notice, the Company shall have discussed and negotiated in good faith, and shall have made its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives, any bona fide proposed modifications to the terms and conditions of this Agreement, and (D) no earlier than the end of such four (4)-Business Day period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel and financial advisors), after considering the terms of any proposed amendment or modification to this Agreement committed to by Parent in writing during such four (4)-Business Day period, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but any such subsequent references herein to a “four (4)- Business Day period” shall be deemed references to a “two (2)-Business Day period”); and

(ii) prior to taking any action that constitutes an Adverse Recommendation Change with respect to an Intervening Event, (A) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (B) if requested to do so by Parent, for a period of four (4)-Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate in good faith, with Parent and Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement, and (C) no earlier than the end of such four (4)-Business Day period and prior to effecting an Adverse Recommendation Change, the Company Board shall determine in good faith after consultation with its outside legal counsel and financial advisors, after considering the terms of any proposed amendment or modification to this Agreement committed to by Parent in writing during such four (4)-Business Day period, that the failure to effect an Adverse Recommendation Change would still be inconsistent with the Company Board’s fiduciary duties under applicable Law (it being understood and agreed that any material development in an Intervening Event that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but any such subsequent references herein to a “four (4)-Business Day period” shall be deemed references to a “two (2)-Business Day period”).

(f) Nothing contained in this Agreement shall prevent the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if the Company Board determines (after consultation with its outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided, that any Adverse Recommendation Change may only be made in accordance with Section 6.03(e). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed, in and of itself, an Adverse Recommendation Change.

(g) Except as set forth in Section 8.03(e) with respect to an Acquisition Proposal, for purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer (including any proposal from or to the Company’s stockholders) from any third party acting independently of the Company other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 15% of the assets, revenue or net income of the Company and its consolidated Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 15% or more of such consolidated assets, revenue or net income of the Company and its Subsidiaries indirectly through the acquisition of equity interests of any Company Subsidiaries, or (B) more than 15% of any class of voting equity securities of the Company, (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result in any person beneficially owning 15% or more of any class of voting equity securities of the Company, or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries).

(ii) “Intervening Event” means any material event, circumstance, change, effect, development or condition (other than an Acquisition Proposal) occurring or arising after the date of this Agreement that was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), other than (1) any change, effect, event, occurrence or fact resulting from a material breach of this Agreement by the Company, (2) the receipt, existence or terms of an actual or possible Acquisition Proposal and (3) any change, in and of itself, in the price or trading volume of the Shares (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition).

(iii) “Superior Proposal” means any written bona fide Acquisition Proposal (as defined above, except that all references to “15%” in the definition of “Acquisition Proposal” will be deemed references to “more than 50%”) that (1) is on terms that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside legal counsel and after taking into account all the terms and conditions of the Acquisition Proposal, including the identity and nature of the person making the offer), (2) is reasonably capable of being timely financed and consummated in accordance with its terms, and (3) if consummated, would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification committed to by Parent in writing pursuant to Section 6.03(e)(i)).

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under any and all indemnification agreements (in the case of any such agreements entered into in contemplation of this Agreement, disclosed to Parent prior to the date of this Agreement) between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any Company Subsidiary, except to the extent required by applicable Law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Company shall, jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary, whether occurring on or before the Effective Time. To the fullest extent permitted by Law, Parent and the Surviving Company shall, jointly and severally, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, (i) Parent or the Surviving Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Company, promptly after statements therefor are received, (ii) neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents, and (iii) Parent and the Surviving Company shall cooperate in the defense of any such matter; provided, that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. The rights of each Indemnified Party under this Section 6.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.

(c) Prior to the Effective Time, the Company may obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six (6)-year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement. If the Company does not obtain “tail” insurance prior to the Effective Time, the Surviving Company shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time, or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company; provided, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.04(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further, that in the event of an expiration, termination or cancellation of such current policies, Parent or the Surviving Company shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums.

(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger, or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 6.04.

(f) With respect to any indemnification obligations of Parent and the Surviving Company pursuant to this Section 6.04, Parent hereby acknowledges and agrees (i) that it and the Surviving Company shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent and/or the Surviving Company pursuant to this Section 6.04 (i.e., their obligations to an applicable Indemnified Party are primary and any obligation of any other person to advance expenses or to provide indemnification and/or insurance for the same expenses or losses incurred by such Indemnified Parties are secondary), and (ii) that it irrevocably waives, relinquishes and releases any such other person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

SECTION 6.05 Employee Benefits Matters.

(a) Parent hereby agrees that, for a period commencing on the Closing Date and ending on December 31, 2019, it shall, or it shall cause the Surviving Company and its Subsidiaries to: (i) provide each employee of the Company and of each of the Company Subsidiaries as of the Effective Time (each, an “Employee”) with a base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, which are no less favorable, in the aggregate, than the base salary or wage rate, as applicable, and annual, quarterly or monthly, as applicable, cash incentive compensation opportunity, to the extent applicable, provided by the Company or the applicable Company Subsidiary to each such Employee immediately prior to the Effective Time, and (ii) provide the Employees, in the aggregate, with employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) that are no less favorable in the aggregate than those employee benefits (excluding equity compensation, retention payments and benefits, and non-qualified deferred compensation) provided to such Employees, in the aggregate, immediately prior to the Effective Time. In addition, Parent hereby agrees that, for a period commencing on the Closing Date and ending on December 31, 2019, it shall, or it shall cause the Surviving Company and its Subsidiaries to adopt an equity incentive compensation plan and provide officers and key employees with eligibility for equity-based compensation on terms and conditions as determined by Parent from time to time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all Plans disclosed on Section 3.10(a) of the Company Disclosure Schedule as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Company Subsidiary.

(b) Employees shall receive credit for all purposes (including, for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits, but excluding benefit accruals or participation eligibility under any defined benefit pension plan or plan providing post-employment medical or other similar benefits) under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which each Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Employee’s vacation and sick time accruals, as of the Effective Time, shall carry-over to the Parent, Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 6.05 shall be construed to require crediting of service that would result in a duplication of benefits for the same period.

(c) With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (“Purchaser Welfare Benefit Plans”) in which an Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Company shall use commercially reasonable efforts to (i) waive, or cause the insurance carrier to waive, all limitations as to preexisting and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Employee and any covered dependent under any Purchaser Welfare Benefit Plan to the same extent waived under a comparable Plan, and (ii) provide credit to each Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Employee or any covered dependent under the Plans during the relevant plan year, up to and including the Effective Time to the extent credited under a comparable Plan.

(d) The provisions contained in this Section 6.05 are included for the sole benefit of the parties hereto, and nothing in this Section 6.05, whether express or implied, shall create any third party beneficiary or other rights in any other person, including, without limitation, any employees, former employees, any participant in any Plan or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing in this Agreement shall prohibit Parent, the Surviving Company or any of its Subsidiaries from terminating the employment of any Employee. Nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Plan or any employee benefit plan or arrangement of Parent or any Subsidiary of Parent, shall require Parent, the Surviving Company or any of their respective Affiliates to continue any Plan or other employee benefit plan or arrangement or shall limit the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms.

SECTION 6.06 Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts take, or cause to be taken, all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain promptly all authorizations, consents, Orders, approvals, licenses, permits, and waivers of all Governmental Authorities that may be or become necessary for the performance of its obligations pursuant to this Agreement and the consummation of the Transactions, (ii) cooperate fully with the Company to obtain promptly all such authorizations, consents, Orders, approvals, licenses, permits and waivers, (iii) as promptly as reasonably practicable, provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith, and (iv) obtain all necessary consents, approvals or waivers from third parties. As promptly as practicable, but in any event no later than five (5) Business Days following the date of this Agreement, each party shall, and shall cause its respective “Ultimate Parent Entity” (whether one or more, as such term is defined in the HSR Act) and its respective Subsidiaries to, make its respective filing, if necessary, pursuant to the HSR Act with respect to the Transactions and shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Each party hereto agrees to, and shall cause its respective Ultimate Parent Entity and its respective Subsidiaries to, make as promptly as practicable after the date of this Agreement (and in any event within five (5) Business Days) thereof its respective filings and notifications, if any, required to obtain Transaction Approvals, and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to applicable Law. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.

(b) Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 6.06(a), Parent and Merger Sub shall, and shall cause their Ultimate Parent Entity and its respective Subsidiaries (if applicable) to, take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority or any other party so as to enable the parties hereto to consummate the Transactions as promptly as practicable, and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions. In addition, Parent and Merger Sub shall contest and bring or defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions prior to the Outside Date; provided, however, that such obligation to litigate in no way limits the obligation of Parent to use, and cause its Ultimate Parent Entity and its respective Subsidiaries to use, its and their best efforts, and to take any and all steps necessary to eliminate each and every impediment under any Antitrust Law to consummate the Transactions prior to the Outside Date.

(c) Subject to applicable Laws, the Company and Parent each shall (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto, and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any material communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act or any other applicable Antitrust Laws and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to any Governmental Authority relating to such matters; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to this Agreement will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties to consummate, as promptly as reasonably practicable, the Transactions; provided that nothing in this sentence shall obligate or be construed to obligate the Company to make or cause to be made any payment or concession to any third party to obtain any such consent; provided, further, that the obtaining of any such consents shall not be deemed to be a condition to the obligations of Parent and Merger Sub to consummate the Transactions.

(d) None of the Company, the Company Subsidiaries, Parent, Merger Sub, or any Subsidiary of Parent or Merger Sub shall (and Parent shall cause its Subsidiaries not to) enter into any agreement, transaction or any agreement to effect any transaction (including any merger or acquisition) that reasonably would be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other applicable Antitrust Law, applicable to the Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions, or (iii) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.

SECTION 6.07 Obligations of Parent and Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder. During the Pre-Closing Period, Merger Sub shall not, and Parent shall not permit Merger Sub to, engage in any activity of any nature except as provided in or expressly contemplated by this Agreement.

SECTION 6.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any matters contemplated by Section 6.03, Section 8.01, and Section 8.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of any United States or non-United States securities exchange on which the Shares are then traded, in which case the issuing party shall use its reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing, each party hereto may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 6.08). Prior to making any written communications to the employees or independent contractors of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions, the Company shall provide Parent with a copy of the intended communication at least one (1) Business Day prior to the date of first use, and the Company shall consider in good faith any comments made to such communication (it being understood that any subsequent communication that sets forth substantially the same information shall not require compliance with this sentence); provided, however, that with respect to the Company’s initial communication subject to the requirements of this sentence, Parent’s review must be done promptly so that the communication may be made immediately following the public announcement relating to the Agreement. Parent, Merger Sub and their Affiliates may, without consultation with, or consent of, the Company, make non-public ordinary course disclosures and communications to existing or prospective general and limited partners, equityholders, members, managers and investors of such person, if the persons receiving such disclosures and communications are subject to customary confidentiality restrictions restricting public dissemination or use of such information; provided, that such disclosures and communications do not include any material non-public and/or proprietary information of the Company or a Company Subsidiary.

SECTION 6.09 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the Transactions. Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.10 Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing.

SECTION 6.11 Transaction Litigation. The Company shall notify Parent promptly of the commencement of, and promptly advise Parent of any material developments with respect to, any stockholder litigation brought or threatened in writing against the Company or its directors or officers relating to the Transactions (“Transaction Litigation”) and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any Transaction Litigation; provided, however, that the Company shall consult with, and shall give Parent the right to, participate in the defense, negotiation or settlement of any Transaction Litigation and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall not permit any of its Representatives to, acting on its behalf, consent to the entry of any judgment, offer to settle or settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

SECTION 6.12 Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law becomes or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing.

SECTION 6.13 Financing.

(a) Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to obtain the proceeds of the Debt Financing and shall use best efforts to obtain the proceeds of the Equity Financing, in each case, on the terms and conditions described in the Commitment Letters (as replaced, amended, supplemented, modified, waived or superseded to the extent not prohibited by Section 6.13(b) below) on a timely basis (after giving effect to the Marketing Period) to facilitate the Closing when required by Section 1.02, including using such efforts to (i) maintain in effect the Commitment Letters until the Transactions are consummated, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letters (including, as necessary, agreeing to any requested changes to the commitments thereunder in accordance with any “flex” provisions contained in the Debt Commitment Letter or any related fee letter), in each case which terms shall not impose new or additional expand on the conditions to the funding of the proceeds from the Debt Financing at or prior to the Effective Time or reduce the aggregate amount of the proceeds from the Debt Financing below the Required Amount (taking into account cash on hand), and (iii) satisfy (or obtain waivers of) on a timely basis all conditions in the Commitment Letters and the Definitive Financing Agreements applicable to Parent or Merger Sub and their Subsidiaries to obtain the Financing and to the extent within their control. In the event that all conditions contained in the Commitment Letters (other than, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to cause the Lenders, and shall cause the Equity Investors, to fund at or prior to the Effective Time the Financing required to consummate the Transactions (including by seeking through litigation to enforce their rights under the Equity Commitment Letters). Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations under the Debt Commitment Letter to the extent that a failure to do so would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the proceeds of the Financing when required pursuant to this Agreement in a timely and diligent manner. Parent and Merger Sub shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed) permit any amendment, supplement or modification to, or any waiver of any provision or remedy under, or replace, the Commitment Letters if such amendment, supplement, modification, waiver or replacement would (w) be reasonably expected to adversely affect the ability of Parent or Merger Sub to enforce its rights against any of the other parties to the Commitment Letters or the Definitive Financing Agreements, (x) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of the Financing in a manner that would be reasonably expected to (1) prevent, delay or impair the ability of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions (2) make the timely funding of the Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (y) reduce the amount of the Financing (including by changing the amount of fees to be paid in respect of the Debt Financing or original issue discount in respect of the Debt Financing) below an amount that, when combined with Parent’s and Merger Sub’s other sources of funds, is sufficient to fund the Required Amount or (z) in the case of the Equity Commitment Letter, otherwise reasonably be expected to prevent, impede or delay the consummation of the Merger or adversely affect the ability of the Company to specifically enforce the provisions thereof in accordance with the terms of the Equity Commitment Letter; provided, that Parent or Merger Sub may amend the Debt Commitment Letter (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement, (2) to modify pricing or implement or exercise any of the flex provisions contained in the Debt Commitment Letter in a manner that would not reduce the amount of the Financing below the Required Amount, and (3) to reallocate commitments or assign or reassign titles or roles to, or between or among any parties to the Debt Commitment Letter in accordance with the terms thereof as in effect on the date hereof. Upon any such permitted amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter in accordance with this Section 6.13(a), the terms “Debt Commitment Letter” and “Debt Financing” shall refer to the Debt Commitment Letter as so amended, supplemented, modified, waived or replaced and the debt financing contemplated thereby.

(b) In the event that any portion of the Financing becomes unavailable in the manner contemplated in the Commitment Letters (including the flex provisions) (other than as a result of the termination of the Commitment Letters on the Outside Date pursuant to the terms thereof), Parent and Merger Sub will (i) use their respective reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing which (x) shall be in an amount, when combined with Merger Sub’s and Parent’s other cash on hand or committed source of funds, equal to the Required Amount) from the same or other sources and on terms (unless otherwise agreed by Parent) and conditions not materially less favorable in the aggregate to Parent and Merger Sub than those in the Commitment Letters (including, in the case of the Debt Financing, the “flex” provisions contained in any related fee letter) as in effect on the date hereof, with it being understood and agreed that if Parent and Merger Sub proceed with any alternative financing, Parent and Merger Sub shall be subject to the same obligations with respect to such alternative financing as set forth in this Agreement with respect to the Debt Financing, and (y) shall not contain any terms that would not be permitted to be effected without the prior written consent of the Company by an amendment, modification or waiver of the Commitment Letters pursuant to Section 6.13(a), and (ii) promptly notify the Company of such unavailability and the reason therefor. For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Equity Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter or Equity Commitment Letter, as applicable, remaining in effect at the time in question). Parent and Merger Sub shall, upon the request of the Company, keep the Company fully informed, in all reasonable detail, of the status of their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent and Merger Sub shall provide the Company with prompt written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Financing Agreements of which Parent or Merger Sub becomes aware, (B) the receipt of any written notice or other written communication from any Lender, Equity Investor, or other financing source with respect to (x) any actual default, termination or repudiation by any party to any Commitment Letters or the Definitive Financing Agreements of any provision thereof, or (C) any material dispute or disagreement between or among Parent and Merger Sub, on the one hand, and the Lenders, on the other hand, or among any Lenders to any of the Commitment Letters or the Definitive Financing Agreements with respect to the obligation to fund the Financing that would reasonably be expected to result in a failure to receive the proceeds of the Financing or delay, impair or prevent the Closing or a reduction in the amount of proceeds of the Debt Financing to be received at Closing and (ii) if at any time for any reason Parent or Merger Sub believes in good faith that it is reasonably likely that a party to the Commitment Letters will fail to fund the Financing or reduce the amount of the Financing and, as a result thereof, the aggregate cash amount of funding commitments thereunder (after giving effect to any corresponding increases), when combined with Parent’s and Merger Sub’s other sources of funds, would be less than the Required Amount. Notwithstanding the foregoing, compliance by Parent and Merger Sub with this Section 6.13 shall not relieve Parent or Merger Sub of their obligations to consummate the Transactions in accordance with the terms of this Agreement whether or not the Financing is available.

(c) From the date hereof and until the Closing, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide such cooperation as is customary for financings of this type and/or as may be reasonably requested by Parent in connection with the arrangement of the Debt Financing, which such reasonable best efforts shall include: (i) upon reasonable notice, (A) participating in a reasonable number of lender meetings (or conference calls in addition to or in lieu of such meetings), presentations, due diligence sessions and sessions with rating agencies, and (B) causing customary direct contact between senior management of the Company, on the one hand, and the proposed lenders providing the Debt Financing on the other hand at mutually agreed upon times during normal business hours, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents reasonably required or requested in connection with the Debt Financing, (iii) facilitating the execution and delivery of credit agreements, pledge and security documents, guarantees and other definitive financing documents (including customary authorization letters) or requested customary certificates and documents (including a customary certificate with respect to solvency matters), including the pledging of collateral, effective no earlier than, and, except for a customary authorization letter, conditioned upon the occurrence of, the Closing, (iv) furnishing Parent and the Lenders promptly (but in any event, at least three (3) Business Days prior to the Closing) with all documentation and other information requested by the Lenders in writing at least ten (10) days prior to the Closing Date which are required by governmental bodies with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and, to the extent applicable, providing beneficial ownership certifications required pursuant to 31 C.F.R. § 1010.230, and (v) furnishing Parent as promptly as reasonably practicable with the Required Information. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 6.13 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith.

(d) Notwithstanding anything herein to the contrary, (i) none of the Company, its Affiliates or any persons who are directors or managers of the Company or its Affiliates shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing or, except for a customary authorization letter, to execute, deliver or enter into, or perform any agreement, document or instrument, including any Definitive Financing Agreements, with respect to the Debt Financing, (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing, and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Closing, (B) take any actions to the extent such actions would interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws or (D) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VII to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 6.13 or otherwise shall require the Company or its Affiliates to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them pursuant to this Section 6.13 and any information utilized in connection therewith (other than written information provided by the Company), except, in each case, to the extent such losses result from gross negligence, fraud or willful misconduct of the Company, its Affiliates, or any of their respective Representatives as determined in a final non-appealable judgment by a court of competent jurisdiction.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger and the other Transactions shall be subject to the satisfaction (or written waiver by the Company, Parent, and Merger Sub, if permissible by applicable Law), at or prior to the Effective Time, of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Authority of competent jurisdiction sitting in the United States shall have (i) issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transactions (an “Injunction”), or (ii) enacted, issued, promulgated, enforced or entered any Law that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Transactions.

(c) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and (ii) all consents, approvals, non-disapprovals and other authorizations of any Governmental Authority set forth in Section 7.01(c) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (if permissible by applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company in Section 3.02(a), the first and second sentences of Section 3.02(b) and Section 3.23 shall be true and correct in all respects (except, with respect to the first and second sentences of Section 3.02(b), for any de minimis inaccuracies) at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), (ii) each of the representations and warranties of the Company in Section 3.01, Section 3.02(c), Section 3.03 and Section 3.22, shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (iii) each of the other representations and warranties contained in Article III (disregarding all qualifications set forth therein relating to “materiality,” “Company Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, circumstance, change, or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (if permissible by applicable Law) of the following additional conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent in Section 4.01, Section 4.03 and Section 4.08 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), and (ii) each of the other representations and warranties of Parent and Merger contained in Article IV (disregarding all qualifications set forth therein relating to “materiality” or “material adverse effect” or other qualifications based on the word “material” or similar phrases) shall be true and correct as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are, by their terms, made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have or result in, individually or in the aggregate, a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

SECTION 7.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by the breach or failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was principally caused by its breach of or failure to perform any of its obligations under this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as expressly set forth below) as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before February 28, 2019 (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company and Parent, the “Outside Date”); provided, however, that in the event the Marketing Period has commenced but has not been completed as of the Outside Date, the Outside Date may be extended (or further extended) by either the Company or Parent by providing written notice thereof to the other party at least one (1) Business Day prior to the then current Outside Date until four (4) Business Days following the then scheduled expiration date of the Marketing Period; provided further that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to satisfy any agreement or covenant in this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company, if any Governmental Authority of competent jurisdiction sitting in the United States shall have enacted, issued, promulgated, enforced or entered any Injunction or Law, in each case, permanently enjoining, prohibiting or making illegal the consummation of the Merger and such Injunction or Law shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to satisfy any agreements and covenants under Section 6.06 has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Parent or the Company, if this Agreement shall fail to receive the Company Stockholder Approval at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(e) by either Parent or the Company in the event of a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement shall have occurred that, (A) if continuing as of the Closing Date, would cause any of the conditions set forth in Article VII, as applicable, not to be satisfied, and (B) is not cured within forty-five (45) days of receipt by the breaching party of written notice from the terminating party of such breach (but no later than two (2) Business Days prior to the Outside Date) (a “Terminable Breach”); provided, that the terminating party is not then in Terminable Breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(f) by Parent prior to the time the Company Stockholder Approval is obtained, if an Adverse Recommendation Change shall have occurred;

(g) by the Company, prior to the time the Company Stockholder Approval is obtained, to enter into an acquisition agreement, merger agreement or similar agreement with respect to a Superior Proposal in accordance with Section 6.03 (contingent upon payment of the Company Termination Fee in accordance with Section 8.03(b)(ii)); or

(h) by the Company if (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time) (the “Condition Satisfaction”), (ii) at or following the Condition Satisfaction, the Company has irrevocably confirmed to Parent in writing that if the Equity Financing and Debt Financing were to be funded, then the Company stands ready, willing and able to proceed with the Closing, and (iii) Parent and Merger Sub have failed to consummate the Merger within three (3) Business Days after the Company has delivered the written confirmation referenced in clause (ii) to Parent and at all times during such three (3) Business Day period the Company stood ready, willing and able to consummate the Merger.

SECTION 8.02 Notice of Termination; Effect of Termination.

(a) The party seeking to terminate this Agreement pursuant to Sections 8.01(b)-(h) shall provide written notice of termination to the other party in accordance with Section 9.02 specifying with reasonable particularity the reason for such valid termination, and any such termination in accordance with Section 8.01 shall be effective immediately upon delivery of such written notice to the other party (provided, that the terminating party has complied with the other notice requirements set forth in Section 8.01(e)) and, in the event of a termination by the Company pursuant to Section 8.01(g), payment of the Company Termination Fee required by Section 8.03(b)(ii).

(b) In the event of termination of this Agreement by any party as provided in Section 8.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) Section 6.02(b), this Section 8.02, Section 8.03, Article IX and Article X shall remain in full force and effect, and (ii) subject to Section 8.03(d), nothing herein shall relieve any party from liability for any Willful and Material Breach of this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity.

SECTION 8.03 Fees and Expenses.

(a) All expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement. Notwithstanding the foregoing, Parent shall pay all fees or make other payments to any Governmental Authority.

(b) If this Agreement shall be terminated:

(i) by Parent or the Company pursuant to Section 8.01(b) (subject to the provisos in such clause (b)) or Section 8.01(d), then, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (B) within twelve (12) months of the Termination Date, (x) the Company enters into a definitive agreement with respect to an Acquisition Proposal (or any other transaction meeting the parameters of an Acquisition Proposal) or, (y) if no such agreement is entered into, but the Company consummates such a transaction within such twelve (12) month period, then in each case of clause (x) or (y) the Company shall pay or cause to be paid to Parent upon consummation of such transaction (and in the case of clause (x), regardless of whether such transaction is consummated within such twelve (12) month period) the amount of $24,000,000 (the “Company Termination Fee”) in accordance with Section 8.03(c);

(ii) by Parent pursuant to Section 8.01(f) or the Company pursuant to Section 8.01(g), then the Company shall pay or cause to be paid to Parent the Company Termination Fee in accordance with Section 8.03(c);

(iii) by Parent pursuant to Section 8.01(e), then if (A) the breach giving rise to such termination was a Willful and Material Breach by the Company, (B) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (C) within twelve (12) months of the Termination Date, (x) the Company enters into a definitive agreement with respect to an Acquisition Proposal (or any other transaction meeting the parameters of such Acquisition Proposal) or, (y) if no such agreement is entered into, but the Company consummates such a transaction within such twelve (12) month period, then in each case of clause (x) or (y), then in each case of clause (x) or (y) the Company shall pay or cause to be paid to Parent upon consummation of such transaction (and in the case of clause (x), regardless of whether such transaction is consummated within such twelve (12) month period) the Company Termination Fee in accordance with Section 8.03(c); or

(iv) by the Company pursuant to Section 8.01(e) or Section 8.01(h), then Parent shall pay or cause to be paid to the Company the amount of $45,000,000 (the “Parent Termination Fee”) in accordance with Section 8.03(c).

(c) The Company Termination Fee payable by the Company under this Section 8.03 shall be paid to Parent or its designees by the Company in immediately available funds (i) concurrently with a termination of this Agreement by the Company pursuant to Section 8.01(g) (and with such termination being contingent upon such payment), and (ii) within two (2) Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances.    The Parent Termination Fee payable by Parent under this Section 8.03 shall be paid to the Company or its designee by Parent in immediately available funds within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Parent’s and Merger Sub’s rights expressly set forth in Section 9.09, each of the parties hereto expressly acknowledges and agrees that, if the Company Termination Fee is payable to Parent pursuant to Section 8.03(b)(i), Section 8.03(b)(ii) or Section 8.03(b)(iii), then the payment to

Parent or its designees of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and upon such payment in accordance with this Section 8.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(d) Subject to the Company’s rights to specific enforcement expressly set forth in Section 9.09 and in the Equity Commitment Letter, notwithstanding any other provision to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to terminate this Agreement and receive payment of the Parent Termination Fee in accordance with and subject to the terms of Section 8.03(b)(iv) shall constitute the sole and exclusive remedy of the Company and the Company Subsidiaries and their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) against Parent, Merger Sub, the Financing Sources, the Equity Investors, any other potential debt or equity financing source and any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, Representatives or Affiliates (collectively, the “Parent Related Parties”) for all losses and damages in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of the Transactions to occur for any reason or for no reason) or any breach (whether a Willful and Material Breach, unilateral or otherwise) of any representation, warranty, covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and following termination of this Agreement, other than the right to receive the payment of the Parent Termination Fee (if owed) in accordance with and subject to the terms of Section 8.03(b)(iv) and this Section 8.03(d), none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement, the Limited Guarantees, the Commitment Letters or the transactions contemplated hereby or thereby, and none of the Company, its Subsidiaries nor any other Company Related Party shall seek or be entitled to recover any other damages or seek or be entitled to any other remedy, whether based on a claim at Law or in equity, in Contract, tort or otherwise, with respect to any losses or damages suffered in connection with this Agreement, the Limited Guarantees, the Commitment Letters or the transactions contemplated hereby or thereby or any written or oral representation made or alleged to be made in connection herewith or therewith.

(e) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(g)(i), except that references to 15% in clauses (1) and (2) of the definition thereof shall be deemed to be references to 50% and clause (3) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(3) any merger, consolidation, business combination, recapitalization share exchange, joint venture, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction substantially in the same proportion as they owned prior to the consummation of such transaction.”

(f) The parties hereto acknowledge and agree that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties further acknowledges that the payment of the Company Termination Fee and the Parent Termination Fee specified in this Section 8.03, as applicable, is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall the Company be required to pay the Company Termination Fee, or Parent be required to pay the Parent Termination Fee, more than once.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation of successful transmission) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent or Merger Sub:

c/o Durational Capital Management, LP

107 Grand Street, 7th Floor

New York, NY 10013

Attention:  Matthew Bradshaw

                  Eric Sobotka

Email: matthew@durational.com;

esobotka@durational.com

The Resolute Fund IV, L.P.

The Jordan Company, L.P.

399 Park Avenue, 30th Floor

New York, NY 10022

Attention:  Jeffrey Miller

                  Ian Arons

Email: jmiller@thejordancompany.com;

iarons@thejordancompany.com

TEI Investment Pte. Ltd.

168 Robinson Road,

#37-01 Capital Tower

Singapore 068912

Attention: The Director

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attention: Ackneil M. Muldrow III

                 Jeffrey Kochian

Email:       tmuldrow@akingump.com

                  jkochian@akingump.com

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Andrew Arons, David Feirstein

Email:       andrew.arons@kirkland.com,

david.feirstein@kirkland.com

Fax: 212-446-4900

GIC Special Investments Pte. Ltd.

280 Park Ave, 9th Floor

New York, NY 10017

Attention: Daphne Tong

Email: daphnetong@gic.com.sg

and

Sidley Austin LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Susan Lewis

                  Asi Kirmayer

Email: slewis@sidley.com; akirmayer@sidley.com

(b)	if to the Company:

Bojangles’, Inc.

9432 Southern Pine Blvd.

Charlotte, NC 28273

Attention: Laura Roberts, General Counsel

Email: lroberts@bojangles.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:     George A. Casey

                     Scott Petepiece

                     Richard Fischetti

Email:          george.casey@shearman.com

                      spetepiece@shearman.com

                      richard.fischetti@shearman.com

SECTION 9.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Exhibit, an Annex, an Article or a Section, such reference shall be to an Exhibit, an Annex, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were (a) available for review by such person and its Representatives through the electronic data room entitled “Project Berry,” which is hosted by Intralinks in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available, or (c) otherwise provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument, or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, as applicable, and notwithstanding anything herein to the contrary, (a) no party nor its Representatives makes, and has not made, any representations or warranties, express or implied, at Law or in equity, relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to such party or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement. This Agreement, taken together with the Company Disclosure Schedule, the Limited Guarantees, the Equity Commitment Letters, the Voting Agreement and the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), constitutes the entire agreement among the parties hereto and thereof with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.

SECTION 9.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for the provisions of Section 6.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time); provided, that notwithstanding the foregoing, (a) the provisions of this Section 9.08, the last sentence of Section 9.10(b), the first sentence of Section 9.11, Section 9.12 and Section 9.15(b) shall be enforceable by each Lender and each Financing Source shall be an intended third party beneficiary of this Section and such Sections, and (b) the provisions of Section 8.03 and Section 9.15(b) shall be enforceable by each of the Parent Related Parties and each Parent Related Party shall be an intended third party beneficiary of this Section and such Sections.

SECTION 9.09 Specific Performance.

(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement (including as set forth in Section 6.06 and Section 6.13) the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in Law, equity or otherwise, including monetary damages, except as limited by Section 8.03) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where Parent, Merger Sub, or the Company is obligated to consummate any Transaction and such Transaction has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the other party and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate such other party and its stockholders and that such other party (on behalf of itself and its stockholders) shall be entitled to enforce specifically Parent’s (but subject to and solely to the extent set forth in Section 9.09(b)) or the Company’s, as the case may be, obligation to consummate such Transaction.

(b) Notwithstanding Section 9.09(a) or any other provision of this Agreement, the parties acknowledge and agree that (x) Parent shall not be entitled to enforce specifically the obligations of the Company to consummate the Merger unless all of the conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing but which were capable of being satisfied at such time), and (y) the Company shall not be entitled to enforce specifically the obligations of Parent and Merger Sub to consummate the Merger unless (i) all the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived and remain satisfied or waived at the time when the Closing is required to occur in accordance with Section 1.02 (other than those conditions that by their nature are to be satisfied at the Closing but which are capable of being satisfied at such time), (ii) the Debt Financing (including any replacement debt financing pursuant to Section 6.13(b)) has been funded or will be funded at the time when the Closing is required to occur in accordance with Section 1.02 if the Equity Financing pursuant to the Equity Commitment Letters are funded substantially simultaneously therewith, and (iii) the Company has irrevocably confirmed to Parent in writing that, if the Equity Commitment and Debt Commitment (including any replacement debt financing pursuant to Section 6.13(b)) are funded, then the Company stands ready, willing and able to proceed with the Closing. Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.09, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company be entitled to or awarded a grant of specific performance which results in the consummation of the Merger, on the one hand, and be entitled to or receive the Parent Termination Fee, on the other hand.

SECTION 9.10 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Company Disclosure Schedule, the Limited Guarantees, the Equity Commitment Letters, the Voting Agreement and the Confidentiality Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto, (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 9.02, and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts. Notwithstanding the foregoing, each party hereto, including on behalf of their respective Affiliates, (a) agrees that it will not bring, or support the bringing of, any claim, whether at Law or in equity, whether in contract or in tort or otherwise, against any Financing Source, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (b) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (c) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.02 shall be effective service of process against it for any such action brought in any such court, (d) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (e) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

SECTION 9.11 Waiver of Jury Trial. EACH PARTY HERETO, INCLUDING ON BEHALF OF THEIR RESPECTIVE AFFILIATES, HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE MERGER, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN ANY ACTION, PROCEEDING, SUIT OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE). EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or equivalent governing body) at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise require the approval of the stockholders of the Company under applicable Law, unless such approval is obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, the provisions of this Section 9.12, Section 9.08, the last sentence of Section 9.10(b), and the first sentence of Section 9.11 and Section 9.15(b) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that impacts or is otherwise adverse in any respect to any Financing Source without the prior written consent of the applicable Financing Sources.

SECTION 9.13 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), may (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the Company or any condition to Parent and Merger Sub’s obligations contained herein. At any time prior to the Effective Time, the Company may (x) extend the time for the performance of any obligation or other act of Parent or Merger Sub hereto, (y) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered pursuant hereto, and (z) waive compliance with any agreement of Parent or Merger Sub or any condition to the Company’s obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

SECTION 9.14 Company Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Schedule to which such information reasonably relates as though fully set forth in such other Section to the extent the applicability and relevance of such information to such other Section is reasonably apparent from the text thereof. Certain items and matters may be listed in the Company Disclosure Schedule for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (x) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Company Material Adverse Effect, and (y) shall not be construed as an admission by the Company of any non-compliance with, or violation of, any third party rights or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement. Without limiting the foregoing, no reference to or disclosure of a possible breach or violation of any Contract or agreement, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

SECTION 9.15 Non-Recourse.

(a) Without limiting any of the express terms or conditions of this Agreement, each party agrees, on behalf of itself and its Affiliates and Representatives, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or the Transactions, (ii) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (iii) any breach or violation of this Agreement, and (iv) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified herein as a party to this Agreement and in accordance with, and subject to the terms and conditions of, this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder), in the case of each of clauses (i) – (iv) other than (A) the Company’s right to specifically enforce the Equity Commitment Letters in accordance with, and subject to, the terms and conditions of this Agreement and the Equity Commitment Letters and (B) any claims that the Company may assert in accordance with the Limited Guarantee.

(b) Notwithstanding anything to the contrary contained herein, the Company (on behalf of itself and its Affiliates) hereby agrees not to bring or support any Action against any Debt Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any commitment letter related thereto. No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

SECTION 9.16 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE X

DEFINITIONS

SECTION 10.01 Definitions.

(a) For the purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person. No Franchisee shall be deemed to be an Affiliate of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Antitrust Laws” means all antitrust, competition or trade regulation Laws or Laws that are otherwise designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, New York or Charlotte, North Carolina.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property owned by the Company or a Company Subsidiary that is material to the business of the Company and the Company Subsidiaries as currently conducted.

“Company Material Adverse Effect” means any event, circumstance, change or effect that (a) has had, or reasonably would be expected to have, a material adverse effect on the ability of the Company to consummate the Transactions or (b) has had, or reasonably would be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no event, circumstance, change or effect resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) a change in general, political, social, regulatory, business, economic, financial, credit or capital market conditions, including interest or exchange rates, (ii) a change in the industries, or in the business conditions in the geographic regions, in which the Company and the Company Subsidiaries operate, (iii) any change in accounting requirements or principles required by GAAP (or any interpretations thereof) or required by any change in Laws (or any interpretations thereof), (iv) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, (v) any ordinary course seasonal fluctuations in the business of the Company, the Company Subsidiaries, or the Franchisees that are of a magnitude consistent with past such seasonal fluctuations, (vi) any outbreak, escalation or acts of terrorism or sabotage, armed hostility or war (whether or not declared) or any weather-related event, fire or natural disaster or other national or international calamity or worsening of any of the occurrences or conditions referred to in this clause (vi), (vii) changes in the market price or trading volume of the Shares in and of itself (provided, that, except as otherwise provided in this definition, the underlying causes of such changes referred to in this clause (vii) may be considered in determining whether there is a Company Material Adverse Effect), (viii) the announcement of the execution of this Agreement or the pendency of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Franchisees or any other person, (ix) the identity of Parent or any of its Affiliates as the acquiror of the Company or any facts or circumstances concerning Parent or any of its Affiliates that are unrelated to the Company and its Subsidiaries, (x) the taking of any action required by this Agreement or specifically requested to be taken by Parent in writing (to the extent such action is taken in accordance with such request), (xi) any failure to meet internal or published projections, forecasts, or revenue or earnings predictions for any period (provided, that, except as otherwise provided in this definition, the underlying causes of such failure referred to in this clause (xi) may be considered in determining whether there is a Company Material Adverse Effect), (xii) any change in prices, availability or quality of raw materials used in the businesses of the Company, the Company Subsidiaries or the Franchisees, or (xiii) any Actions, challenges or investigations relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (vi) and (xii) shall only apply to the extent that such event, circumstance, change or effect does not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industries in which the Company and the Company Subsidiaries operate.

“Company Stockholders’ Meeting” means a duly convened meeting of the stockholders of the Company called to obtain the Company Stockholder Approval, or any valid adjournment or postponement thereof made in accordance with this Agreement.

“Company Stock Plan” means the Bojangles’, Inc. Amended and Restated 2011 Equity Incentive Plan.

“Compliant” means, with respect to any Required Information, that (i) such Required Information does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the Required Information not misleading, (ii) the Company’s auditors have not withdrawn, or advised the Company in writing that they intend to withdraw, any audit opinion on any of the audited financial statements contained in the Required Information, and (iii) the Company or its auditors have not indicated its intent or need to undertake a restatement of any financial statements included in the Required Information (it being understood the Required Information will be Compliant in respect of this clause (iii) one (1) Business Day after the date such restatement is completed or the Company has informed Parent that it has concluded in good faith and in its reasonable business judgement (including the basis for such conclusion) that no such restatement is required in accordance with GAAP).

“Contract” means any binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, permit, franchise or other instrument, obligation, commitment or arrangement or understanding of any kind or character with respect to which there are continuing rights, liabilities or obligations (other than immaterial liabilities or obligations of the type that customarily survive termination of a Contract) (including all amendments, modifications or supplements thereto).

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise. No Franchisee shall be deemed to be controlled by the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Excluded Shares” means Shares to be cancelled in accordance with Section 2.01(b).

“Financing Sources” means the Lenders that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing), including the parties to any joinder agreements, indentures or credit agreements entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

“Franchise Agreements” means any Contract, including any license, single-store commitment or area or multi-unit development agreement, whether domestic or international, pursuant to which the Company or any Company Subsidiary has granted to any Franchisee a right or option to develop or operate a Bojangles’ restaurant, or any other Contract related to such right or option.

“Intellectual Property” means all of the following worldwide: (i) trademarks, service marks, trade names, trade dress, domain names, social media handles, and other similar indications of origin, and all goodwill associated with the foregoing, and registrations and applications for registration thereof, (ii) copyrights, whether or not registered, and registrations and applications for registration thereof, including rights in proprietary website content (iii) patents, patent applications (including provisional patent applications) and statutory invention registrations, together will all reissues, revisions, divisionals, continuations, continuations-in-part, renewals, extensions and reexaminations thereof, all patents which may issue on such applications, all foreign equivalents thereof, all rights in inventions (whether patentable or patentable and whether or not reduced to practice), (iv) rights in computer software programs and software systems including databases, proprietary codes, and all know-how related thereto, including firmware and other software embedded in hardware devices, and (v) rights in trade secrets, know-how, confidential business information, recipes, systems, proprietary products, customer data, franchisee files, technology, databases, processes, designs, drawings and documentation and other proprietary and/or confidential business information.

“Key Stockholder” means Advent International Corporation, together with certain of its Affiliates.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, as of the date of this Agreement, of the individuals identified on Section 10.01(a) on the Company Disclosure Schedule, in each case, following due inquiry of their respective direct reports.

“Liens” means any and all security interests, pledges, claims, charges, options, puts, calls, preemptive purchase rights, easements, restrictions, rights of first offer or refusal, hypothecation, mortgages, liens and any other encumbrances of any kind or nature whatsoever.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing immediately after the date that Parent shall have received the Required Information, but no earlier than

December 3, 2018, and throughout which the Required Information is Compliant (provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent in good faith reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why Parent believes the Marketing Period has not commenced); provided that (i) in no event shall the Marketing Period include November 22, 2018 and November 23, 2018 (it being understood that such exclusion(s) shall not “restart” the Marketing Period) and (ii) if the Marketing Period has not been completed by December 21, 2018, such Marketing Period shall not be deemed to have commenced until January 3, 2019, notwithstanding that a period of 15 consecutive Business Days shall have passed throughout which Parent has had what would otherwise have constituted Required Information (were the Closing to have occurred prior to such required delivery of financial information for such subsequent period) and such information having been Compliant throughout such period; provided, further, that, for the avoidance of doubt, the required delivery of any information in accordance with paragraph 7 of Exhibit C to the Debt Commitment Letter for any fiscal period shall not result in the “restart” of the Marketing Period. Notwithstanding the foregoing, the Marketing Period will end on any earlier date on which the Debt Financing is obtained.

“Order” means, with respect to any person, any award, decision, injunction, judgment, stipulation, order, ruling, subpoena, writ, decree, consent decree or verdict entered, issued, made or rendered by any arbitrator or Governmental Authority of competent jurisdiction affecting such person or any of its properties.

“Permitted Lien” means (i) Liens for Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings in accordance with applicable Laws and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business (and not as a result of a default under the applicable Contract) and securing amounts that are not yet due and payable, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any Owned Real Property or Leased Real Property(but excluding violations thereof) which do not materially adversely affect (individually or in the aggregate) the current use, occupancy, ownership, or maintenance of, or access to, the property encumbered or affected thereby, (iv) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable legal requirements or other social security, (v) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record (but excluding any violation thereof) which do not materially adversely affect (individually or in the aggregate) the current use, occupancy, ownership, or maintenance of, or access to, the property encumbered or affected thereby, (vi) restrictions on the transfer of securities arising under federal and state securities Laws, (vii) any Liens caused by state statutes and/or principles of common law and specific agreements within some leases providing for landlord liens with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject premises, in each case securing rental amounts that are not yet due and payable, (viii) such other restrictions as do not materially adversely affect the present use, occupancy, ownership, or maintenance of, or access to, such assets or properties and (ix) licenses of any Intellectual Property owned by the Company or Company Subsidiary, in each case, provided or granted on a non-exclusive basis in the ordinary course of business.

“person” means an individual, company, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personally Identifiable Information” means any individually identifiable information (or information that, in combination with other information, could allow the identification of an individual) that is in the possession or control of the Company or any Company Subsidiary, including employee data, in each case, which is protected under any privacy, data security, or data breach notification Laws, or which the Company or any Company Subsidiary is required to safeguard under its privacy policies or pursuant to any contract with the applicable individual.

“Principal Supplier” means any of the ten (10) largest suppliers of the Company and the Company Subsidiaries based on the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries for the fiscal year ended December 31, 2017.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Representatives” means, collectively, as to each party to this Agreement, their respective officers, directors, employees, accountants, consultants, legal counsel, investment banker, financial advisor, agents and other representatives.

“Required Information” means (i) the financial information of the Company and the Company Subsidiaries that is customarily required in connection with the executing of financings of a type similar to the Debt Financing as Parent shall reasonably request from the Company to the extent necessary to allow Parent to prepare pro forma financial statements that are necessary to satisfy the condition set forth in paragraph 6 of Exhibit C to the Debt Commitment Letter (as in effect on the date of this Agreement), and (ii) the financial statements of the Company required to be delivered in order to satisfy the condition set forth in paragraph 7 of Exhibit C to the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that notwithstanding anything to the contrary in clauses (i) and (ii), nothing will require the Company to provide (or be deemed to require the Company to prepare) any pro forma financial statements (it being understood that the Company shall provide customary inputs for such pro forma financial statements); provided, further, that the filing by the Company of the required financial statements specified in clause (ii) above in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement.

“Sensitive Data” means all Personally Identifiable Information, Material Trade Secrets, proprietary or confidential business information, and any other information protected by Applicable Law or Contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for the Company or any Company Subsidiaries, including any information that is governed, regulated or protected by any applicable Law or Contract.

“Subsidiary” or “Subsidiaries” of any person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned by such person or by one or more other subsidiaries of such person, (ii) a partnership of which such person, or one or more other subsidiaries thereof is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such person or one or more other subsidiaries thereof is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other person (other than a corporation, partnership or limited liability company) in which such person, or one or more other subsidiaries of such person has at least a majority ownership and power to direct the policies, management and affairs thereof. No Franchisee shall be considered a Subsidiary of the Company solely by virtue of being a Franchisee or a party to a Franchise Agreement.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party (including acts undertaken by its Representatives) or failure by the breaching party to take an act (including its Representatives’ failure to take an act) it is required to take under this Agreement with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a person acting reasonably should have, based on reasonable due inquiry) that the taking of such act (or failure to take such act) would, or would reasonably be expected to, to constitute a breach of this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
“Acceptable Confidentiality Agreement”	§ 6.03(b)
“Acquisition Proposal”	§ 6.03(g)(i)
“Action”	§ 3.09
“Adverse Recommendation Change”	§ 6.03(d)
“Agreement”	Preamble
“Book-Entry Shares”	§ 2.02(b)
“Certificate”	§ 2.02(b)
“Certificate of Merger”	§ 1.03
“Closing”	§ 1.02
“Closing Date”	§ 1.02
“Commitment Letters”	§ 4.09(a)
“Company”	Preamble
“Company Board”	Recitals
“Company Board Recommendation”	§ 3.18(a)
“Company Bylaws”	§ 1.05
“Company Charter”	§ 1.05
“Company Common Stock”	Recitals
“Company Disclosure Schedule”	Article III
“Company Permits”	§ 3.06
“Company Preferred Stock”	§ 3.02(a)
“Company Related Parties”	§ 8.03(d)
“Company Stockholder Approval”	§ 3.18(b)
“Company Stock Option”	§ 2.04(a)
“Company Subsidiary”	§ 3.01(b)
“Company Systems”	§ 3.17(d)
“Company Termination Fee”	§ 8.03(b)(i)
“Condition Satisfaction”	§ 8.01(h)
“Confidentiality Agreement”	§ 6.02(b)
“Debt Commitment Letter”	§ 4.09(a)
“Debt Financing”	§ 4.09(a)
“Definitive Financing Agreements”	§ 6.13(a)
“DGCL”	Recitals
“Dissenting Shares”	§ 2.06(a)
“Durational”	§ 4.09(a)
“Effective Time”	§ 1.03
“Employee”	§ 6.05(a)
“Environmental Laws”	§ 3.16(a)
“Equity Commitment Letters”	§ 4.09(a)
“Equity Financing”	§ 4.09(a)
“Equity Investors”	§ 4.09(a)
“ERISA”	§ 3.10(a)
“Exchange Act”	§ 3.04(b)
“Expenses”	§ 8.03(a)
“FDD”	§ 3.20(j)
“Fee Letter”	§ 4.09(a)
“Financing”	§ 4.09(a)
“Franchise”	§ 3.20(j)
“Franchise Laws”	§ 3.05

Defined Term	Location of Definition
“Franchisee”	§ 3.20(g)
“FTC Rule”	§ 3.20(j)
“GAAP”	§ 3.07(b)
“Governmental Authority”	§ 3.04(b)
“Hazardous Materials”	§ 3.16(a)
“HSR Act”	§ 3.04(b)
“Indebtedness”	§ 5.01(g)
“Indemnified Parties”	§ 6.04(a)
“Injunction”	§ 7.01(b)
“Intervening Event”	§ 6.03(g)(ii)
“IRS”	§ 3.10(b)
“Law”	§ 3.04(a)
“Leased Real Property”	§ 3.12(b)
“Lenders”	§ 4.09(a)
“Limited Guarantees”	§ 4.11
“Material Trade Secrets”	§ 3.17(c)
“Merger”	Recitals
“Merger Consideration”	§ 2.01(a)
“Merger Sub”	Preamble
“Multiemployer Plan”	§ 3.10(a)
“Other Company Securities”	§ 3.02(b)
“Outside Date”	§ 8.01(b)
“Owned Real Property”	§ 3.12(a)
“Parent”	Preamble
“Parent Related Parties”	§ 8.03(d)
“Parent Termination Fee”	§ 8.03(b)(iv)
“Paying Agent”	§ 2.02(a)
“Payment Fund”	§ 2.02(a)
“Plan”	§ 3.10(a)
“Pre-Closing Period”	§ 5.01
“Proxy Statement”	§ 3.04(b)
“Purchaser Welfare Benefit Plans”	§ 6.05(c)
“Real Property Leases”	§ 3.12(b)
“Reference Date”	§ 3.02(b)
“Relationship Laws”	§ 3.05
“Representatives”	§ 6.02(a)
“Required Amount”	§ 4.09(c)
“Resolute”	§ 4.09(a)
“Restricted Stock Unit”	§ 2.04(a)
“SEC”	§ 3.04(b)
“SEC Documents”	Article III
“SEC Reports”	§ 3.07(a)
“Selected Contracts”	§ 3.14(a)
“Shares”	§ 2.01(a)
“Solvent”	§ 4.10
“Specified Franchise Agreements”	§ 3.20(a)
“Specified Franchisee”	§ 3.20(a)
“Sponsors”	§ 4.09(a)
“Superior Proposal”	§ 6.03(g)(iii)
“Surviving Company”	§ 1.04

Defined Term	Location of Definition
“Tax” or “Taxes”	§ 3.13(j)(i)
“Tax Returns”	§ 3.13(j)(ii)
“TEI”	§ 4.09(a)
“Terminable Breach”	§ 8.01(e)
“Termination Date”	§ 8.01
“Transaction Approvals”	§ 3.04(b)
“Transaction Litigation”	§ 6.11
“Transactions”	Recitals
“Voting Agreement”	Recitals
“Voting Debt”	§ 3.02(b)

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WALKER PARENT, INC.

By:	/s/ Eric Sobotka
Name: Eric Sobotka
Title: President

WALKER MERGER SUB, INC.

By:	/s/ Eric Sobotka
Name: Eric Sobotka
Title: President

[Signature Page to Agreement and Plan of Merger]

BOJANGLES’, INC.

By:	/s/ James R. Kibler
Name:	James R. Kibler
Title:	Interim President and Interim Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]